Exhibit 10.1

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

RESOURCE AMERICA, INC.

as Borrower

with

TD BANK, N.A.,

as Agent and Issuing Bank

and

THE FINANCIAL INSTITUTIONS

NOW OR HEREAFTER LISTED ON SCHEDULE A,

as Lenders

TD BANK, N.A., as Arranger

March 10, 2011

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS AND INTERPRETATION		1
	1.1	Terms Defined	1
	1.2	Other Capitalized Term	17
	1.3	Accounting Principles	17
	1.4	Construction	17

SECTION 2.	THE LOANS		17
	2.1	Revolving Credit - Description	17
	2.2	Letters of Credit-Description	18
	2.3	Term Loan	21
	2.4	Extension of Maturity Date	22
	2.5	Advances, Conversions, Renewals and Payments	22
	2.6	Interest	25
	2.7	Additional Interest Provisions	26
	2.8	Fees	27
	2.9	Prepayments	28
	2.10	Funding Indemnity	29
	2.11	Use of Proceeds	29
	2.12	Pro Rata Treatment and Payments	30
	2.13	Inability to Determine Interest Rate	31
	2.14	Illegality	32
	2.15	Requirements of Law	32
	2.16	Taxes	33
	2.17	Replacement of Lenders	35

SECTION 3.	COLLATERAL		36
	3.1	Description	36
	3.2	Lien Documents	37
	3.3	Other Actions	38
	3.4	Searches	38
	3.6	[Reserved].	38
	3.7	Filing Security Agreement	39
	3.8	Power of Attorney	39
	3.9	Release of Collateral	39

SECTION 4.	CLOSING AND CONDITIONS PRECEDENT TO ADVANCES		39
	4.1	Resolutions, Opinions, and Other Documents	39
	4.2	Absence of Certain Events	40
	4.3	Warranties and Representations at Closing	40
	4.4	Compliance with this Agreement	40
	4.5	Officer’s Certificate	41
	4.6	Closing	41
	4.7	Waiver of Rights	41
	4.8	Conditions for Future Advances	41

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SECTION 5.	REPRESENTATIONS AND WARRANTIES		42
	5.1	Corporate Organization and Validity	42
	5.2	Places of Business	42
	5.3	Pending Litigation	42
	5.4	Title to Properties	43
	5.5	Governmental Consent	43
	5.6	Taxes	43
	5.7	Financial Statements	43
	5.8	Full Disclosure	43
	5.9	Subsidiaries	44
	5.10	Investments, Guarantees, Contracts, etc.	44
	5.11	Government Regulations, etc.	44
	5.12	Business Interruptions	45
	5.13	Names and Intellectual Property	45
	5.14	Other Associations	46
	5.15	Environmental Matters	46
	5.16	Regulation O	46
	5.17	Capital Stock	46
	5.18	Solvency	46
	5.19	Perfection and Priority	47
	5.20	Commercial Tort Claims	47
	5.21	Letter of Credit Rights	47
	5.22	Deposit Accounts	47
	5.23	Anti-Terrorism Laws:	47
	5.24	Investment Company Act	48
	5.25	Bancorp Stock	48
	5.26	Miscellaneous Excluded Subsidiary	48

SECTION 6.	BORROWER’S AFFIRMATIVE COVENANTS		48
	6.1	Payment of Taxes and Claims	48
	6.2	Maintenance of Properties and Corporate Existence	48
	6.3	Business Conducted	50
	6.4	Litigation	50
	6.5	Issue Taxes	50
	6.6	Bank Accounts	50
	6.7	Employee Benefit Plans	50
	6.8	Financial Covenants	51
	6.9	Financial and Business Information	51
	6.10	Officers’ Certificates	52
	6.11	Audits and Inspection	53
	6.12	Reserved	53
	6.13	Information to Participant	53
	6.14	Material Adverse Developments	53
	6.15	Places of Business	54
	6.16	Commercial Tort Claims	54
	6.17	Letter of Credit Rights	54
	6.18	Pledged Collateral	54
	6.19	Management Agreements	54
	6.20	Sponsored CDO Equity Interests	54

	6.21	Access to Investor Reporting Service	55
	6.22	Bancorp Stock	55
	6.23	Trapeza	55

SECTION 7.	BORROWER’S NEGATIVE COVENANTS:		55
	7.1	Merger, Consolidation, Dissolution or Liquidation	55
	7.2	Acquisitions	55
	7.3	Liens and Encumbrances	56
	7.4	Transactions With Affiliates; Subsidiaries	56
	7.5	Guarantees	56
	7.6	Distributions, Bonuses and Other Indebtedness	56
	7.7	Loans and Investments:	57
	7.8	Use of Lenders’ Name	57
	7.9	Miscellaneous Covenants:	57
	7.10	Jurisdiction of Organization	57
	7.11	Organization Documents	57

SECTION 8.	DEFAULT		58
	8.1	Events of Default	58
	8.2	Cure	60
	8.3	Rights and Remedies on Default	60
	8.4	Nature of Remedies	61
	8.5	Set-Off	62

SECTION 9.	AGENT		62
	9.1	Appointment and Authority	62
	9.2	Rights as a Lender	62
	9.3	Exculpatory Provisions	63
	9.4	Reliance by Agent	64
	9.5	Delegation of Duties	64
	9.6	Resignation of Agent	64
	9.7	Non-Reliance on Agent and Other Lenders	65
	9.8	No Other Duties, Etc.	65
	9.9	Agent May File Proofs of Claim	65
	9.10	Collateral and Guaranty Matters	66
	9.11	Action on Instructions of Lenders	66
	9.12	Designation of additional Agents	66

SECTION 10.	MISCELLANEOUS		67
	10.1	GOVERNING LAW	67
	10.2	Integrated Agreement	67
	10.3	Waiver	67
	10.4	Expenses; Indemnity	67
	10.5	Time	68
	10.6	Consequential Damages	69
	10.7	Brokerage	69
	10.8	Notices	69
	10.9	Headings	70
	10.10	Survival	70

10.11	Amendments	71
10.12	Assignments and Participations:	72
10.13	Successors and Assigns	74
10.14	Duplicate Originals	74
10.15	Modification	74
10.16	Signatories	74
10.17	Third Parties	74
10.18	Discharge of Taxes, Borrower’s Obligations, Etc.	74
10.19	Withholding and Other Tax Liabilities	74
10.20	Consent to Jurisdiction	75
10.21	Waiver of Jury Trial	75
10.22	Termination	75
10.23	Patriot Act Notice	76
10.24	Nonliability of Lenders	76
10.25	Effect on Existing Loan Agreement	76

EXHIBITS AND SCHEDULES

Exhibit A	--	Form of Assignment and Assumption Agreement

Exhibit B	--	Form of Authorization Certificate

Exhibit C	--	Form of Conversion/Extension

Exhibit D	--	Form of Revolving Credit Advance Request

Exhibit E	--	Form of Borrowing Base Certificate

Exhibit F	--	Form of Quarterly Compliance Certificate

Schedule A	--	Schedule of Lenders

Schedule B	--	Existing Subordinated Debt

Schedule C	--	Excluded Subsidiaries

Schedule D	--	Legacy Entities

Schedule E	--	Management Agreements

Schedule F	--	Real Estate Venture Investments

Schedule 1.1(b)	--	Existing Liens and Claims

Schedule 5.1	--	Borrower’s States of Qualifications

Schedule 5.2	--	Places of Business

Schedule 5.3	--	Judgments, Proceedings, Litigation and Orders

Schedule 5.7	--	Federal Tax Identification Numbers and Organizational Identification Numbers

Schedule 5.9	--	Subsidiary and Affiliates

Schedule 5.10(a)	--	Existing Guaranties, Investments and Borrowings

Schedule 5.11	--	Employee Benefit Plans

Schedule 5.13(a)	--	Schedule of Names

Schedule 5.13(b)	--	Trademarks, Patents and Copyrights

Schedule 5.13(c)	--	Trademarks, Patents and Copyrights Required to Conduct Business

Schedule 5.14(a)	--	Other Associations

Schedule 5.14(b)	--	Sponsored CDO Offerings

Schedule 5.17	--	Capital Stock

Schedule 5.19	--	Perfection

Schedule 5.20	--	Commercial Tort Claims

Schedule 5.21	--	Letter of Credit Rights

Schedule 5.22	--	Deposit Accounts

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Schedule 5.25	--	Bancorp Stock

Schedule 7.4(a)	--	Transactions with Affiliate and Subsidiaries

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (“Agreement”) is dated as of the 10th day of  March, 2011, by and among Resource America, Inc., a Delaware corporation (“Borrower”), TD BANK, N.A., a national banking association, in its capacity as agent (“Agent”), TD BANK, N.A. in its capacity as issuing bank (“Issuing Bank”) and each of the financial institutions which are now or hereafter identified as Lenders on Schedule A attached hereto and made a part of this Agreement (as such Schedule may be amended, modified or replaced from time to time), (each such  financial institution, individually, a “Lender” and collectively all being “Lenders”).

BACKGROUND

A.           Borrower is a party to a certain Loan and Security Agreement dated May 24, 2007, with various financial institutions (“Existing Lenders”), Agent and Issuing Bank (as amended, supplemented, replaced or restated from time to time, “Existing Loan Agreement”), pursuant to which Existing Lenders provided to Borrower certain credit facilities.

B.           Borrower has requested that Agent, Issuing Bank and Lenders amend and restate the Existing Loan Agreement in its entirety.  The parties desire to define the terms and conditions of their relationship and reduce them to writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1	Terms Defined

:  As used in this Agreement, the following terms have the following respective meanings:

Acceptance Date – Section 10.12

Adjusted LIBOR Rate – For the LIBOR Interest Period for each LIBOR Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Adjusted LIBOR Rate =	London Interbank Offered Rate
1 – LIBOR Reserve Percentage
Advance(s) – Any monies advanced or credit extended to Borrower by any Lender under the Revolving Credit, including without limitation cash advances and Letters of Credit.

Advance Request – Section 2.5(b)(i).

Affiliate – With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Control may be by ownership, contract, or otherwise.

Affirmation of Security Documents – That certain Affirmation of Existing Security Documents to be executed by Borrower and Subsidiary Guarantors in favor of Agent, in form and substance satisfactory to Agent, on or prior to the Closing Date.

Aggregate Non-Callable Management Fees – At any time, the aggregate net present value of all management fees earned through the reinvestment period as defined in the Collateralized Debt Offering documents (other than Excluded Management Fees) to which Apidos is entitled pursuant to all Apidos Management Agreements in effect from time to time; provided that Agent, on behalf of Lenders shall have a first priority perfected Lien in all fees payable under any Apidos Management Agreements.  Net present value, for the purpose of this definition, shall be calculated as follows:  the Management Fee Amount, discounted by (i.e. divided by) 1.08 to the  power of “n”, with “n” being the number of years in the discount period.

Agreement – This Amended and Restated Loan and Security Agreement, as it may hereafter be amended, supplemented, replaced or restated from time to time.

Anti-Terrorism Laws – Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Apidos – Apidos Capital Management, LLC, a Delaware limited liability company.

Apidos Management Agreements – Those certain agreements set forth on Schedule E attached hereto and specifically designated, from time to time, on Schedule E as Apidos Management Agreements and under which Apidos serves as collateral manager in connection with a Collateralized Debt Offering.

Applicable Base Rate – The Base Rate plus two hundred twenty five (225) basis points; provided that the Applicable Base Rate shall not be less than six percent (6%) per annum.

Applicable LIBOR Rate – The Adjusted LIBOR Rate plus three hundred (300) basis points, provided that the Applicable LIBOR Rate shall not be less than six percent (6%) per annum.

Approved JV Sales – Any sale by Borrower or a Subsidiary Guarantor of all or a portion of its Capital Stock in RRE D2R2 2007-1, a Delaware limited liability company, RRE HUD MF 2007, LLC, a Delaware limited liability company, and/or RRE VIP Borrower, LLC, a Delaware limited liability company, for cash.

Asset Default Rate – With respect to an applicable asset class held in any Collateralized Debt Offering, the Asset Default Rate is determined pursuant to the following rating guide, or other rating agency or authoritative source acceptable to Agent:

Bank securities:	FDIC Quarterly Banking Profile
Insurance securities:	AM Best’s Impairment Rate & Rating
Leveraged loans:	S&P Leveraged Lending Review
High grade asset backed securities:	Moody’s Structured Finance Report
Mezzanine asset backed securities:	S&P Structured Securities Review

Asset Recovery Rate – With respect to an applicable asset class held in any Collateralized Debt Offering, the Asset Recovery Rate is determined pursuant to the following rating guide, or other rating agency or authoritative source acceptable to Agent:

Bank securities:	FDIC Quarterly Banking Profile
Insurance securities:	AM Best’s Impairment Rate & Rating
Leveraged loans:	S&P Leveraged Lending Review
High grade asset backed securities:	Moody’s Structured Finance Report
Mezzanine asset backed securities:	S&P Structured Securities Review

Asset Sale – The sale, transfer, lease, license or other disposition, by Borrower or by any Subsidiary Guarantor to any Person other than Borrower, or any Subsidiary Guarantor, of any real or personal property now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of Inventory in the ordinary course of business.  An Asset Sale, includes without limitation, a division.

Assignment Agreement – An assignment and assumption agreement entered into by an assigning Lender and accepted by Agent, in accordance with Section 10.12, in the form of Exhibit A attached hereto.

Authorized Officer – Any officer (or comparable equivalent) of Borrower authorized by the by-laws of Borrower to execute and deliver documents on behalf of Borrower, to request Advances or execute Borrowing Base Certificates or Quarterly Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit “B” attached hereto.

Bank Affiliate – With respect to a Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with a Lender.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 25% or more of any class of Capital Stock having  ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

Bankruptcy Code – The United States Bankruptcy Code, 11 U.S.C. § 101 et. seq., as amended from time to time.

Base Rate – The “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time.  If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Agent may use a similar published prime or base rate.  The Base Rate is not necessarily the lowest or best rate of interest offered by Agent or any Lender to any borrower or class of borrowers.

Base Rate Loans – That portion of the Loans accruing interest based on a rate determined by reference to the Base Rate, whether such Loan is a Revolving Credit Loan or Term Loan.

Blocked Person – Section 5.23.

Borrowing Base – As of the date of determination, an amount equal to the sum of (a) 75% of Aggregate Non-Callable Management Fees plus (b) 75% of REIT Management Fees payable in cash.

Borrowing Base Certificate – Section 6.9(b).

Business Day – (i) Any day that is not a Saturday or Sunday or day on which Agent or any Lender is required or permitted to close in Philadelphia, Pennsylvania or (ii) with respect to any LIBOR Rate Loan, any day which is a London Banking Day.

Capital Expenditures – For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capitalized Lease Obligations – Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Stock – Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Change of Control – With respect to Borrower, the result caused by the occurrence of any event which results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, greater than thirty-five percent (35%) of the then outstanding voting stock of Borrower  and with respect to any Subsidiary that is a Subsidiary Guarantor, other than in connection with a transaction permitted under Section 7.1 hereof, the result caused by Borrower owning less than one hundred percent (100%) of any class of the issued and outstanding Capital Stock of such Subsidiary entitled to vote.

Closing – Section 4.6.

Closing Date – Section 4.6.

Code – The Internal Revenue Code of 1986, as amended from time to time.

Collateral – All of the Property and interests in Property described in Section 3.1 of this Agreement and the Existing Security Documents and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

Collateral Pledge Agreement – That certain Collateral Pledge Agreement executed by Borrower in favor of Agent dated May 24, 2007 (as amended, supplemented, restated or replaced from time to time), with respect to the Pledged Securities.

Collateralized Debt Offering – An offering, by a special purpose entity, of interests in secured debt obligations, and other investments permitted under the organizational and operating documents of such entity, which interests are sold to third party investors.

Consolidated Amortization Expense – For any period, the aggregate consolidated amount of amortization expense of Borrower, as determined in accordance with GAAP.

Consolidated Cash Flow – For any period, Borrower’s Consolidated Net Income (or deficit) plus (a) Consolidated Interest Expense, plus (b) Consolidated Depreciation Expense, plus (c) Consolidated Amortization Expense, plus (d) Consolidated Tax Expense, (e) plus all other non-cash expenses minus (f) extraordinary gains, all as determined in accordance with GAAP.

Consolidated Depreciation Expense – For any period, the aggregate, consolidated amount of depreciation expense of Borrower, as determined in accordance with GAAP.

Consolidated Funded Debt – At any time, without duplication, the aggregate principal amount of interest bearing Indebtedness of Borrower (other than Indebtedness that is non-recourse as to Borrower or any Subsidiary and Subordinated Debt) on a consolidated basis, as determined in accordance with GAAP.

Consolidated Funded Debt to Net Worth Ratio – At any time, the ratio of Borrower’s (i) Consolidated Funded Debt to (ii) Consolidated Net Worth.

Consolidated Interest Expense – For any period (without duplication), the aggregate, consolidated amount of  cash interest expense required to be paid or accrued during such period on all Indebtedness of Borrower outstanding during all or any part of such period, as determined in accordance with GAAP.

Consolidated Net Income – For any period, consolidated net income after taxes of Borrower as such would appear on Borrower’s consolidated statement of income, prepared in accordance with GAAP.

Consolidated Net Worth – At any time, the amount by which all of Borrower’s consolidated assets plus Subordinated Debt exceed all of Borrower’s Consolidated Total Liabilities, all as would be shown on Borrower’s consolidated balance sheet prepared in accordance with GAAP.

Consolidated Tax Expense – For any period, the aggregate consolidated amount of income tax expense of Borrower, as determined in accordance with GAAP.

Consolidated Total Liabilities – At any time, the aggregate total amount of Borrower’s consolidated liabilities as would be shown on Borrower’s consolidated balance sheet prepared in accordance with GAAP.

Control Agreements – The Securities Account Control Agreement, dated August 3, 2006, among Resource Capital Investor, Inc., Agent, Credit Suisse Securities (USA) LLC and Pershing LLC; and the Securities Account Control Agreement, dated August 3, 2006, among RCM, Agent, Credit Suisse Securities (USA) LLC and Pershing LLC, in each case with respect to that portion of the Pledged Securities comprised of common shares of RCC.

Default – An event which with the passage of time, the giving of notice, or both would constitute an Event of Default.

Default Rate – Section 2.7(b).

Disqualified Stock – Any Capital Stock which by its terms (or by terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part in each case on or prior to the Maturity Date.

Distribution – (i) Cash dividends or other cash distributions on any now or hereafter outstanding on Capital Stock of Borrower or any Subsidiary Guarantor; (ii) the redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and (iii) any loans or advances (other than salaries), to any shareholder(s), partner(s), or member(s) of Borrower or any Subsidiary Guarantor.

Environmental Laws – Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

ERISA – The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

Event of Default – Section 8.1.

Exchange Act – The Securities and Exchange Act of 1934, as the same may be amended from time to time.

Excluded Management Fees – All management fees received by Apidos attributable to any sub-prime or mid-prime mortgage assets or that are subordinated management fees.

Excluded Subsidiary – Each Subsidiary (whether direct or indirect) of Borrower, which is (i) prohibited from guaranteeing the Obligations pursuant to a financing agreement related to such Subsidiary’s Indebtedness, (ii) LEAF, LEAF Asset Management, LLC or a LEAF Entity, or (iii) a Miscellaneous Excluded Subsidiary, and which prohibition is confirmed in writing by counsel to Borrower.  Excluded Subsidiaries are set forth on Schedule C attached hereto, as such Schedule may be amended, supplemented, replaced or restated from time to time.

Executive Order No. 13224 - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Letters of Credit –  That certain Letter of Credit # 136192070077 with a face value of $400,604.00 expiring February 16, 2012 issued by Issuing Bank under the Existing Loan Agreement for the benefit of Borrower.

Existing Loan Agreement – As defined in the Background of this Agreement.

Existing Notice Letters – Collectively, each of the Notice Letters executed and delivered in connection with the Existing Loan Agreement.

Existing Security Documents – Collectively, the Surety and Guaranty Agreement, the Guarantor Security Agreement, the Subsidiary Collateral Pledge Agreement, the Sponsored CDO Pledge Agreement, the Collateral Pledge Agreement, the Control Agreements and the REML Assignments, each executed by Borrower, Subsidiary Guarantors (as applicable) or such other Persons, and any other agreements, instruments and documents executed and/or delivered from time to time pursuant to the Existing Loan Agreement (including the Existing Notice Letters) or in connection therewith related to any guaranty or suretyship obligation or the granting of any security interest or pledge of any Property to secure the repayment of the debts, liabilities and obligations under the Existing Loan Agreement.

Existing Subordinated Debt – That certain Subordinated Indebtedness of Borrower in the principal amount of $18,820,000, which Subordinated Indebtedness is evidenced by the senior notes described on Schedule B, attached hereto.

Expenses – Section 10.4.

Extended Maturity Date – Such date as may be determined pursuant to Section 2.4 of this Agreement.

Fed Funds Rate – For any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

FIN 46 – Financial Accounting Standards Board’s Interpretation Number 46.

Fronting Fee – Section 2.8(b)(ii).

GAAP – Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Agent and described in Section 5.7 herein, subject, however, in the case of determination of compliance with the financial covenants in Section 6.8, to the provisions of Section 1.3.

Governmental Acts – Section 2.2.

Governmental Authority – Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of any of the above, or any court, tribunal, grand jury, or arbitration.

Guarantor Security Agreement – That certain security agreement executed by each Subsidiary Guarantor in favor of Agent dated May 24, 2007, as amended, supplemented, restated or replaced from time to time.

Hedging Agreements – Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

Indebtedness – Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money  (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit (including the Letters of Credit), issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Interest Coverage Ratio – For any period, the ratio of (i) Consolidated Cash Flow to  (ii) Consolidated Interest Expense, all as determined in accordance with GAAP.

Interest Hedging Instrument – Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower or any Subsidiary Guarantor and a Lender (or any Affiliate of a Lender).

IRS – Internal Revenue Service.

Issuing Bank – TD Bank, N.A.

L/C Fees — Section 2.8(b)(i).

L/C Sublimit – An amount equal to One Million Dollars ($1,000,000).

LEAF – LEAF Financial Corporation, a Delaware corporation.

LEAF Entity  - Each direct or indirect Subsidiary of LEAF and each direct or indirect Subsidiary of LEAF Asset Management, LLC, a Delaware limited liability company.

LEAF Sale – The sale or disposition by Borrower or any Subsidiary Guarantor of any ownership or equity interest of any nature in LEAF Commercial Capital, Inc., a Delaware corporation.

Legacy Entities – Collectively, those Subsidiaries identified on Schedule D attached hereto.

Letter of Credit – The Existing Letters of Credit and those certain stand-by letters of credit (as amended, supplemented, replaced or restated from time to time) issued from time to time pursuant to Section 2.2 of this Agreement.  For the avoidance of doubt, that certain Letter of Credit #136192030450 with a face value of $300,000 expiring October 31, 2011 shall not be considered a Letter of Credit hereunder and shall not reduce the amount available to be borrowed by Borrower under the Revolving Credit.

Letter of Credit Documents – Any Letter of Credit, any amendment thereto, any documents delivered in connection therewith, any application therefor, or any other documents (all in form and substance satisfactory to Issuing Bank), governing or providing for (i) the rights and obligations on the parties concerned or at risk, or (ii) any collateral security for such obligations.

Letter of Credit Obligations – The sum of drawn but unreimbursed Letters of Credit plus outstanding and undrawn Letters of Credit.

LIBOR Interest Period – As to LIBOR Rate Loans, a period of one month, two months, three months or six months, as selected by Borrower pursuant to the terms of this Agreement (including continuations and conversions thereof); provided however, (i) if any LIBOR Interest Period would end on a day which is not a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no LIBOR Interest Period shall extend beyond the Maturity Date and (iii) any LIBOR Interest Period with respect to a  LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period.

LIBOR Rate Loans – That portion(s) of the Loans accruing interest based on a rate determined by reference to the Adjusted LIBOR Rate, whether such Loan is a Revolving Credit Loan or Term Loan.

LIBOR Reserve Percentage – For any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Loans is determined), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  LIBOR Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

Lien – Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in Property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a capitalized lease, consignment or bailment for security purposes, a trust, or an assignment.   For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loans – Collectively, the unpaid balance of cash Advances under the Revolving Credit and the Term Loan, which may be Base Rate Loans or LIBOR Rate Loans and any unreimbursed draws under any Letter of Credit.

Loan Documents – Collectively, this Agreement, the Revolving Credit Notes, the Term Loan Notes, the Existing Security Documents, the Affirmation of Security Documents, the Letter of Credit Documents, the Notice Letters and all agreements, instruments and documents executed and/or delivered from time to time pursuant to this Agreement or in connection therewith, as amended, supplemented,  replaced or restated from time to time.

London Banking Days – Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London England.

London Interbank Offered Rate – With respect to any LIBOR Rate Loan, the rate of interest per annum in U.S. Dollars (rounded upwards, at Agent’s option, to the next 100th of one percent) equal to the British Bankers Association LIBOR (“BBA LIBOR”), for the applicable LIBOR Interest Period, as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 A.M. (London time) 2 London Banking Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided however, if more than one BBA LIBOR is specified, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term London Interbank Offered Rate shall mean, with respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, at Agent’s option, to the next 100th of one percent) determined by Agent to be the average rate of interest  per annum at which deposits in Dollars are offered for such LIBOR Interest Period to major banks in London, England at approximately 11:00 A.M. (London time) 2 London Banking Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period.

Majority Lenders – At any time, if (i) there are three or more Lenders, Lenders holding Pro Rata Percentages aggregating more than fifty percent (50%) of the total Pro Rata Shares and (ii) there are less than three lenders, all Lenders.

Management Agreements – Collectively, those certain agreements set forth on Schedule E attached hereto (including, without limitation, the Apidos Management Agreements and RCM Management Agreement), as such Schedule may be amended, supplemented, replaced or restated from time to time and any other collateral management agreement (whether now existing or hereafter created or acquired) pursuant to which Borrower or a Subsidiary Guarantor shall serve as collateral manager in connection with a Collateralized Debt Offering or a REIT.

Management Fee Amount – With respect to any Collateralized Debt Offering for which Apidos is collateral manager pursuant to an Apidos Management Agreement, the product of (i) the difference between (A) the Net Outstanding Portfolio Balance, less (B) the product of (X) the product of (1) the projected Net Outstanding Portfolio Balance, times (2) the Asset Default Rate, times (Y) one minus the Asset Recovery Rate, less (C) any prepayments on, and amortization on account of, assets held in the Collateralized Debt Offering based on projections utilized by Apidos, and provided by the investment banking institution used in any Collateralized Debt Offering transaction, in accordance with Apidos’ historical practices, times (ii) the collateral management fee (other than Excluded Management Fees) set forth in the Apidos Management Agreements.

Mandatory Prepayment Event – Section 2.9(c).

Material Adverse Effect – A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, material agreements or results of operations of Borrower or any Subsidiary, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent, Issuing Bank or any Lender hereunder or thereunder.

Maturity Date – August 31, 2012 or the Extended Maturity Date, as applicable.

Maximum Revolving Credit Amount – Subject to Section 2.9(f) of this Agreement, the sum of Nine Million Five Hundred Thousand Dollars ($9,500,000); provided however that the Maximum Revolving Credit Amount shall, unless sooner reduced pursuant to Section 2.9(f) of this Agreement, automatically and permanently reduce to Seven Million Five Hundred Thousand Dollars ($7,500,000) on the earlier of (i) October 1, 2011 or (ii) the date that the Revolving Credit Loans are prepaid with REML Cash Collateral as provided in Section 2.9(c)(ii).

Miscellaneous Excluded Subsidiary – Each of Chadwick Securities, Inc., Resource Europe Management Limited, RCP Foxglove Manager, Inc., RCP Santa Fe Manager, Inc., and RCP Howell Bridge Manager, Inc. and Apidos Select Corporate Credit Fund GP, LLC

National Press Building – That certain building located at 529 14th Street, N.W., Washington, D.C. 20045.

Net Outstanding Portfolio Balance – With respect to any Collateralized Debt Offering for which Apidos is collateral manager pursuant to an Apidos Management Agreement, the Net Outstanding Portfolio Balance (or some similarly defined term) of such Collateralized Debt Offering, as determined pursuant to the trustee report issued on a quarterly basis, or if not yet produced, as determined pursuant to the indenture applicable to the Collateralized Debt Offering.

Net Proceeds – The aggregate gross proceeds of any Asset Sale, incurrence of Indebtedness or issuance of Capital Stock, less the reasonable and customary costs and expenses of any such Asset Sale, incurrence or issuance.

Notes – Collectively, the Revolving Credit Notes and Term Loan Notes.

Notice – Section 10.8.

Notice Letter – Each Payment Instruction Letter (including each of the Existing Notice Letters) in the form attached to the Guarantor Security Agreement as Exhibit “A”, which has been or will be issued by Apidos and delivered to, and acknowledged by, the applicable trustee under the indenture (or similar constituent document) related to the applicable Management Agreement.

Notice of Conversion/Extension – A written notice of conversion of a LIBOR Rate Loan to a Base Rate Loan, or of a Base Rate Loan to a LIBOR Rate Loan or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit “C” attached hereto.

Obligations – All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower or any Subsidiary Guarantor to Lenders, Issuing Bank or Agent whether under this Agreement or any other Loan Document, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed) including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, Reimbursement Obligations, Term Loan and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary Guarantor pursuant to an Interest Hedging Instrument; any amount payable by Borrower to TD Bank, N.A. pursuant to that certain Letter of Credit # 136192030450 with a face value of $300,000 expiring October 31, 2011 issued by TD Bank, N.A. for the benefit of Borrower, the payment of all amounts advanced by Agent on behalf of any Secured Party to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses.  Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Agent in connection with any lock box, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Agent to Borrower.

Overadvance – Section 2.1(a).

PBGC – The Pension Benefit Guaranty Corporation.

Permitted Holders – Any of Edward Cohen, Betsy Cohen, Jonathan Cohen and Daniel G. Cohen or any trust established by such Person for estate planning purposes so long as such Person retains the power to vote any ownership interests which may be placed into such trust.

Permitted Liens – (i)  Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (ii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (iii) Liens on fixed assets securing purchase money Indebtedness in an amount not to exceed $1,000,000 in the aggregate at any time; provided that, (a) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, (b) a description of the asset acquired is furnished to Lender; and (iv) Liens existing on the Closing Date and shown on Schedule “1.1(b)” attached hereto and made part hereof or which are otherwise anticipated and disclosed on Schedule 1.1(b) on the Closing Date and (v) Liens in favor of Agent securing the Obligations.

Person – An individual, partnership, corporation, trust, unincorporated association or organization, joint venture, limited liability company or partnership, or any other entity.

Pledged Securities – Collectively (i) all the shares of the common stock of The Bancorp, Inc. (NASDAQ:  TBBK) at any time outstanding owned by Borrower and its Subsidiary Guarantors, (ii) 1,224,036 common shares of RCC (NYSE: RSO) and (iii) such additional shares of RCC as are received by RCM as incentive compensation pursuant to Section 8(f) of the RCM Management Agreement, together with all Proceeds thereof.  700,000 common shares of RCC (NYSE:  RSO) which are currently held by Resource Capital Investor, Inc. and pledged to Republic First are not Pledged Securities and are not a part of the Collateral hereunder.

Pro Rata Percentage – As to each Lender, the pro rata percentage set forth opposite such Lender’s name on Schedule A hereto.

Pro Rata Share - As to any Lender, at any time, such Lender’s Pro Rata Percentage of the outstanding principal balance of the Revolving Credit, Letter of Credit Obligations or the outstanding principal balance of the Term Loan.

Quarterly Compliance Certificate – Section 6.10.

RCC – Resource Capital Corp., a Maryland corporation.

RCM – Resource Capital Manager, Inc., a Delaware corporation.

RCM Management Agreement – That certain Amended and Restated Management Agreement by and between RCM, RCC and Borrower dated June 30, 2008, as amended by that certain First Amendment to Amended and Restated Management Agreement dated as of October 16, 2009, as further amended by that certain Second Amendment to Amended and Restated Management Agreement dated as of August 17, 2010 and as further amended by that certain Third Amendment to Amended and Restated Management Agreement dated as of February 24, 2011, as may be further amended at any time and from time to time.

Real Estate Venture Investments – Collectively, those certain debt and equity interests (including Capital Stock), owned by Borrower or a Subsidiary Guarantor in entities engaged in the business of investment in or acquisition, development, and resale of real estate, listed on Schedule F.

Regulation D – Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Reimbursement Obligations – Collectively, Borrower’s reimbursement obligation for any and all draws under Letters of Credit.

REIT – A real estate investment trust managed by Borrower or a Subsidiary Guarantor.

REIT Management Fee Amount – With respect to the RCM Management Agreement, the Base Management Fee paid in cash by RCC to RCM as set forth in Section 8(a) of the RCM Management Agreement.

REIT Management Fees – At any time, the aggregate net present value of the base management fees (other than any incentive fees) paid to RCM by RCC to which RCM is entitled pursuant to the RCM Management Agreement; provided that Agent, on behalf of Lenders shall have a first priority perfected Lien in such fees.  Net present value, for the purpose of this definition, shall be calculated as follows:  the REIT Management Fee Amount discounted by (i.e. divided by) 1.08 to the  power of "60", with "60" being the number of months in the discount period.

REML Assignments – Collectively, that certain Security Assignment dated December 22, 2010 executed by Resource Europe Management Limited and TD Bank, N.A. together with that certain Account Notice and Acknowledgment and that certain Blocked Accounts Acknowledgment executed in connection therewith.

REML Cash Collateral – The sum of €1,650,000which secures payment of the Obligations pursuant to the REML Assignments.

Republic First – Republic First Bank d/b/a Republic Bank, a Pennsylvania chartered bank.

Requirement of Law – As to any Person, each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Revolving Credit – Section 2.1(a).

Revolving Credit Loans – Section 2.1(a).

Revolving Credit Notes – Those notes described in Section 2.1(b), as they may be amended, supplemented,  replaced or restated from time to time.

Secured Parties – Collectively, Agent, Issuing Bank, Lenders and any Lender (or Affiliate of a Lender) that is a counterparty to any Interest Hedging Instrument, permitted under the Loan Agreement and any permitted successors and assigns.

Securities Act – The Securities Act of 1933, as the same may be amended from time to time.

Settlement Date – Section 2.5(b)(iii).

Significant Default – A Default or Event of Default, which arises under Section 8.1(a), (b), (i), (j) or (k) hereof, the failure of Borrower to maintain the covenants required under Section 6.8 hereof or the breach of any covenant contained in Section 7 hereof.

Sponsored CDO Equity Interests – Collectively, those certain equity interests in the Collateralized Debt Offerings set forth on Schedule “5.14(b)” attached hereto, as such Schedule may be amended, supplemented, replaced or restated from time to time and any other equity interests in Sponsored CDO Offerings (whether now existing or hereafter created or acquired).

Sponsored CDO Offerings – A Collateralized Debt Offering structured by Borrower or Subsidiary Guarantor and for which Borrower or Subsidiary Guarantor acts as collateral manager pursuant to a management agreement, including pursuant to an Apidos Management Agreement.

Sponsored CDO Pledge Agreement –That certain Subsidiary Guarantor Collateral Pledge Agreement executed by certain Subsidiary Guarantors, as applicable, in favor of Agent, dated May 24, 2007 and covering all of the Sponsored CDO Equity Interests and all other Capital Stock owned by such Subsidiary Guarantors, as amended, supplemented, restated or replaced from time to time.

Subordinated Debt – The Existing Subordinated Debt and any other unsecured Indebtedness of Borrower or a Subsidiary Guarantor subject to payment terms and subordination provisions acceptable to Agent in its sole discretion, or in connection with an offering of subordinated Indebtedness in the public markets or a “private placement” offering, unsecured Indebtedness which has been subordinated (pursuant to the documents evidencing such unsecured Indebtedness) to the Obligations hereunder on terms and conditions customary in the market.

Subsidiary – With respect to any Person at anytime, (i) any corporation more than fifty percent (50%) of the voting stock of which is legally and beneficially owned directly or indirectly by such Person or owned by a corporation more than fifty percent (50%) of the voting stock of which is legally and beneficially owned directly or indirectly by such Person;  (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Subsidiary Collateral Pledge Agreement – That certain Subsidiary Collateral Pledge Agreement executed by Borrower in favor of Agent, dated May 24, 2007, as amended, supplemented, restated or replaced from time to time.

Subsidiary Guarantor – Each Subsidiary of Borrower, other than an Excluded Subsidiary identified on Schedule C from time to time, that now or may hereafter guaranty, as surety, all of the Obligations.

Surety and Guaranty Agreement – That certain Surety and Guaranty Agreement executed by Subsidiary Guarantors in favor of Agent, dated May 24, 2007, as amended, supplemented, restated or replaced from time to time.

Taxes – Section 2.16.

Term Loan – A term loan in the original principal amount of Five Million Dollars ($5,000,000).

Term Loan Notes – Section 2.3(b).

Trapeza Group – Trapeza Management Group, LLC, a Delaware limited liability company.

Trapeza Management – Trapeza Capital Management, LLC, a Delaware limited liability company.

Unused Line Fee – The fee determined by multiplying (a) the positive difference, if any, between (i) the Maximum Revolving Credit Amount and (ii) the average daily balance of the Advances under the Revolving Credit during such quarter by (b) the rate of one-half of one percent (0.50%) per annum, based on the number of days in such quarter.

UCC – The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania, as the same may be amended from time to time.

Website Posting – Section 10.8.(a).

1.2	Other Capitalized Term: All capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.3	Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement.  If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in Section 6.8, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.  Notwithstanding anything in this Agreement to the contrary, each of the financial covenants in Section 6.8, along with any defined term in this Agreement that is utilized in determining any such financial covenants shall, in all events, exclude the assets or liabilities or items of income or expense that are attributable to LEAF or any LEAF Entity, or to any Affiliate of LEAF or any LEAF Entity.

1.4	Construction: No doctrine of construction of ambiguities in agreements or instruments against the interest of the party controlling the drafting shall apply to this Agreement or any other
Loan Documents.

SECTION 2. THE LOANS

2.1	Revolving Credit - Description:

        (a)           (i)           Subject to the terms and conditions of this Agreement, each Lender hereby severally establishes for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit”) which shall include Letters of Credit issued by Issuing Bank and cash Advances extended by Lenders to or for the benefit of Borrower from time to time hereunder (“Revolving Credit Loans”).  The (A) aggregate principal amount of all Revolving Credit Loans plus (B) Letter of Credit Obligations, plus (C) the outstanding principal balance of the Term Loan shall not, at any time, exceed the Borrowing Base.  Additionally, in no event may the aggregate principal amount of all Revolving Credit Loans plus Letter of Credit Obligations ever exceed the lesser of (x) the Maximum Revolving Credit Amount or (y) the Borrowing Base.  Subject to such limitations, the outstanding balance of Revolving Credit Loans may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Revolving Credit Loans which may be made by Lenders and, subject to the provisions of Section 8 below, shall be due and payable on the Maturity Date.  If (1) the sum of the aggregate principal amount of all Revolving Credit Loans, Letter of Credit Obligations and the unpaid principal balance of the Term Loan at any time exceeds the Borrowing Base or (2) the outstanding balance of Revolving Credit Loans plus Letter of Credit Obligations at any time exceeds the lesser of the Maximum Revolving Credit Amounts or the Borrowing Base (either such event, an “Overadvance”), Borrower shall within five (5) Business Days notice from Agent, repay the Overadvance in full by making payment on account of the Revolving Credit Loans (provided that Borrower shall repay any Overadvance existing on the date of a permanent reduction in the Maximum Revolving Credit Amount on that date).

      (ii)           Subject to the terms of this Agreement, each Lender severally agrees to lend to Borrower an amount equal to such Lender’s Pro Rata Percentage of the cash Advance requested by Borrower.  The outstanding balance of Revolving Credit Loans plus Letter of Credit Obligations, of each Lender shall not exceed such Lender’s respective Pro Rata Share with respect to the Revolving Credit.

(b)           At Closing, Borrower shall execute and deliver an amended and restated promissory note to each Lender for such Lender’s Pro Rata Percentage of the Maximum Revolving Credit Amount (collectively, as may be amended, supplemented, replaced or restated from time to time, the “Revolving Credit Notes”).  Each Revolving Credit Note shall evidence Borrower’s, absolute, unconditional obligation to repay such Lender for all outstanding Revolving Credit Loans and Letter of Credit Obligations owed to such Lender, with interest as herein and therein provided.  Each and every Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made a part hereof.

(c)           The term of the Revolving Credit shall expire on the Maturity Date and on such date, unless having been sooner accelerated by Agent, all Revolving Credit Loans shall be due and payable in full (with any outstanding but undrawn Letters of Credit cash collateralized to Agent’s satisfaction), and after such date no further Advances shall be available from Lenders.

2.2	Letters of Credit-Description:

(a)           As part of the Revolving Credit and subject to its terms and conditions (including, without limitation, the Borrowing Base),  Issuing Bank shall, upon the written request of Borrower which request shall not be given less than five (5) days prior to the issuance date, on behalf of and for the benefit of all Lenders, make available the Letters of Credit.  The outstanding face amount of all Letters of Credit shall not exceed, at any time, in the aggregate, the L/C Sublimit.  Each Letter of Credit issued from time to time under the Revolving Credit which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce dollar for dollar, the amount available to be borrowed under the Revolving Credit.  Notwithstanding the foregoing, all Letters of Credit shall be in form and substance satisfactory to Issuing Bank and Agent.  No Letter of Credit shall have an expiry date later than (i) 365 days from the date of issuance or (ii) 10 days prior to the Maturity Date.  Borrower shall execute and deliver to Issuing Bank all Letter of Credit Documents required by Issuing Bank for such purpose.  Each Letter of Credit shall comply with the Letter of Credit Documents.

(b)           Immediately upon the issuance of any Letter of Credit, Issuing Bank is deemed to have granted to each other Lender, and each other Lender is hereby deemed to have acquired, an undivided participating interest (without recourse or warranty), in accordance with each such other Lender’s respective Pro Rata Percentage, in all of Issuing Bank’s rights and liabilities with respect to such Letter of Credit.  Each Lender shall be absolutely and unconditionally obligated without deduction or setoff of any kind, to Issuing Bank, according to its Pro Rata Percentage, to reimburse Issuing Bank on demand for any amount paid pursuant to any draws made at any time (including, without limitation, following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to Borrower) under any Letter of Credit.

(c)           In the event of any drawing under a Letter of Credit Issuing Bank will promptly notify Borrower and Agent.  Borrower shall, no later than 1:00 p.m. Eastern time on the Business Day such notice is given (if given prior to 11:00 a.m. Eastern time on such Business Day) or on the next Business Day if such notice is given after 11:00 a.m. Eastern time, absolutely and unconditionally reimburse Issuing Bank without offset or deduction of any kind, for any draws made under a Letter of Credit.  Such reimbursement shall be made, at the sole option of Agent, by either a cash payment by Borrower or by Lenders automatically making or having deemed made (without further request or approval of Borrower or Lenders, and irrespective of any conditions precedent under Section 4.8), a cash Advance (which shall be made as a Base Rate Loan) under the Revolving Credit.  All cash Advances  made by Agent which constitute a reimbursement to Issuing Bank for a draw under a Letter of Credit shall be repaid to Agent by Lenders, without deduction or setoff of any kind, in accordance with Section 2.5(b)(iii).  All of Borrower’s Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to all Letters of Credit issued hereunder on behalf of Borrower.

(d)           The obligation of Borrower to reimburse Issuing Bank for drawings made (or for cash Advances made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(i)           any lack of validity or enforceability of any Letter of Credit;

(ii)           the existence of any claim, setoff, defense or other right that Borrower or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Agent, Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii)           any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)           payment by Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Issuing Bank shall have acted with willful misconduct or gross negligence in issuing such payment;

(v)           any other circumstances or happening whatsoever that is similar to any of the foregoing; or

(vi)           the fact that a Default or Event of Default shall have occurred and be continuing.

Notwithstanding anything in this Agreement to the contrary, Borrower will not be liable for payment or performance with respect to a Letter of Credit that results from the gross negligence or willful misconduct of Issuing Bank, except (i) where Borrower actually recovers the proceeds for itself or Issuing Bank of any such payment made by Issuing Bank; or (ii) in cases where Agent makes payment to the named beneficiary of a Letter of Credit.

(e)           If by reason of (i) any change after the Closing Date in any Requirement of Law or (ii) compliance by Issuing Bank or Lenders  with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

(i)           Issuing Bank or Lenders shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Issuing Bank or Lenders or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Issuing Bank or Lenders;

(ii)           any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by Issuing Bank; or

(iii)           there shall be imposed on Issuing Bank or any Lender any other condition regarding this Section 2.2 or any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to Issuing Bank or any Lender of issuing, creating, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Issuing Bank or any Lender, then and in any such case, Issuing Bank shall, after the additional cost is incurred or the amount received is reduced, notify Borrower and Borrower shall pay on demand such amounts as may be necessary to compensate Issuing Bank or any Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the Adjusted Base Rate.  A certificate signed by an officer of Issuing Bank or such Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by Issuing Bank or such Lender shall, except for manifest error and absent written notice from Borrower to Issuing Bank or such Lender within ten (10) days from submission, be final, conclusive and binding for all purposes.

(f)           (i)           In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrower hereby agrees to protect, indemnify, pay and save Agent, Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Agent, Issuing Bank and each Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of the Letters of Credit or (b) the failure of Issuing Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”) in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of Issuing Bank constituting gross negligence or willful misconduct.

(ii)           As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by Issuing Bank by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, unless caused by the gross negligence or willful misconduct of Issuing Bank, Issuing Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance if such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits there under or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuing Bank, including, without limitation, any Government Acts.  None of the above shall affect, impair or prevent the vesting of any of Issuing Bank’s rights or powers hereunder.

(iii)           In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuing Bank in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Issuing Bank to Borrower.

2.3	Term Loan:

(a)           Subject to the terms and conditions of this Agreement, each Lender hereby severally and not jointly agrees to advance to Borrower such Lender’s Pro Rata Percentage of the Term Loan.  The outstanding balance of the Term Loan of each Lender at any time shall not exceed such Lender’s applicable Pro Rata Share.  Any amounts paid or prepaid may not be re-borrowed.

(b)           At Closing, Borrower shall execute and deliver a promissory note to each Lender for such Lender’s initial Pro Rata Share of the Term Loan (collectively, as may be amended, supplemented, replaced or restated from time to time, the “Term Loan Notes”).  Each Term Loan Note shall evidence Borrower’s unconditional obligation to repay such Lender for the outstanding principal amount of the Term Loan owed to such Lender, with interest as herein and therein provided.  The Term Loan Notes shall be in form and substance satisfactory to Agent.

(c)           The principal balance of the Term Loan shall be paid in equal consecutive monthly installments of principal in the amount of One Hundred Fifty Thousand Dollars ($150,000) each commencing on March 15, 2011 and continuing on the fifteenth (15th) day of each month thereafter; provided that once the National Press Building has been sold and any prepayment required under Sections 2.9(d) and (e) has been made, then commencing with the next monthly installment due, the principal installments shall be Fifty Thousand Dollars ($50,000) each.  Notwithstanding anything herein to the contrary, but subject to Lenders’ rights under Section 8, the outstanding principal balance of the Term Loan plus all accrued and unpaid interest thereon shall be due and payable on the Maturity Date..

2.4	Extension of Maturity Date: The Maturity Date may be extended to a date ("Extended Maturity Date") upon Borrower's written request if, at the time of such request (a) no Default or Event of Default exists and (b) the maturity date for the Existing Subordinated Debt is no less than thirty (30) days later than such Extended Maturity Date.  In no event may the Extended Maturity Date be later than February 15, 2013.

2.5	Advances, Conversions, Renewals and Payments:

(a)           (i)  Except to the extent otherwise set forth in this Agreement, (or in the case of an Interest Hedging Instrument under the applicable agreements) all payments of principal and of interest on the Revolving Credit, Term Loan, Reimbursement Obligations, the Unused Line Fee, the L/C Fees, Expenses, indemnification obligations and all other fees, charges and any other Obligations of Borrower hereunder, shall be made to Agent at its main banking office, 1701 Route 70 East, Cherry Hill, New Jersey 08034, in United States dollars, in immediately available funds.  Alternatively, Agent, on behalf of all Lenders, if Borrower has not made any payment on the due date of such payment, shall have the unconditional right and discretion (and Borrower hereby authorizes Agent) to make a cash Advance under the Revolving Credit to pay, and/or to charge Borrower’s operating and/or deposit account(s) with Agent or any Lender for, all of Borrower’s Obligations as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses.  Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day.  Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

(ii)           Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan Documents and shall promptly distribute such payments to Lenders and Issuing Bank in accordance with the terms of Section 2.5 and 2.12.

(ii)           If any such payment received by Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned.

(iii)           All payments by Agent and Lenders to each other hereunder shall be in immediately available funds.  Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit, Term Loan and the Letters of Credit, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender’s sole expense.  In the event that any Lender shall receive any payments (whether prior to or after the occurrence of an Event of Default) in reduction of the Obligations in an amount greater than its applicable Pro Rata Percentage in respect of indebtedness to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust (to the extent such Lender is lawfully able to do so) for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage.  To the extent necessary for each Lender’s actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable outstanding balances of the Revolving Credit Pro Rata Shares of the other Lenders as determined by Agent.

(b)           Cash Advances which may be made by Lenders from time to time under the Revolving Credit shall be made available for the use and benefit of Borrower by crediting such proceeds to Borrower’s operating account with Agent as designated in the Advance Request.

(i)           All cash Advances requested by Borrower under the Revolving Credit that are (a) LIBOR Rate Loans must be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof and (b) Base Rate Loans must be in the minimum amount of One Hundred Thousand Dollars ($100,000) and integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof.  All cash Advances requested by Borrower under the Revolving Credit are to be in writing pursuant to a written request (“Advance Request”) executed by an Authorized Officer in the form of Exhibit D attached hereto along with a Borrowing Base Certificate.  Requests for Base Rate Loans must be requested by 10:00 A.M., Eastern time, on the date such Advance is to be made.  Requests for LIBOR Rate Loans must be requested three (3) Business Days in advance and must specify the amount of the LIBOR Rate Loan and the LIBOR Interest Period.  If no LIBOR Interest Period is specified, the LIBOR Interest Period shall be deemed to be a one month period.

(ii)           A.           As to the Revolving Credit Loans, between each Settlement Date, Agent, in its capacity as a Lender, shall have the discretion (without any duty or obligation regardless of any prior practice or procedures) to make all cash Advances for the account and on behalf of each Lender in accordance with each Lender’s Pro Rata Percentage.  Periodically but not less frequently than once every week on the same day of each week, unless such day is not a Business Day, in which event such determination shall be made the next Business Day (“Settlement Date”), Agent shall make a determination of the appropriate dollar amount of each Lender’s Revolving Credit Loans based upon each such Lender’s Pro Rata Percentage of all then outstanding Revolving Credit Loans, which amounts shall be calculated as of the close of the Business Day immediately preceding each respective

Settlement Date.  Amounts of principal paid to Agent by Borrower from time to time, between Settlement Dates, shall be applied to the outstanding balance of Revolving Credit Loans made by Agent, as a Lender pursuant hereto, with the outstanding balance of Revolving Credit Loans made by each other Lender to be adjusted on the next Settlement Date.  Interest shall accrue and each Lender shall be entitled to receive interest at the applicable rate only on the actual outstanding dollar amount of its respective outstanding Revolving Credit Loans without regard to a prospective settlement.  On each Settlement Date, Agent shall then issue to each Lender a settlement schedule containing information with respect to the status of the Revolving Credit Loans and the relevant net positions of Lenders and the outstanding balances of their respective Revolving Credit Loans as of the close of the Business Day preceding such Settlement Date.  Each settlement schedule shall show the net amount then owing by each Lender to Agent or by Agent to each such Lender based upon the aggregate cash Advances made and payments received since the most recent Settlement Date and settlement among Lenders and Agent shall be made in accordance with the direction of Agent no later than 11:00 A.M. Eastern time, on each Settlement Date.  To the extent Agent is not reimbursed by any Lender on a Settlement Date in accordance with Agent’s direction, Borrower shall immediately repay Agent on demand the amount of any reimbursement not so made by any Lender.  All Revolving Credit Loans made under this Section 2.5(b)(ii) shall be made as Base Rate Loans.

B.           Each Lender is absolutely and unconditionally obligated without setoff or deduction of any kind, to remit to Agent on the Settlement Date any amount showing to be owing to Agent by such Lender on the settlement schedule for such date.  Agent shall also be entitled to recover any and all actual losses and damages (including without limitation, reasonable attorneys’ fees) from any party failing to remit payment on the Settlement Date in accordance with this Agreement.  Agent may set off the obligations of such party under this paragraph against any distributions or payments of the Obligations, which such party would otherwise make available at any time.

(iii)       A.           In lieu of the procedure set forth in the preceding subparagraph 2.5(b)(ii),  Agent may provide Lenders with notice that Borrower has requested a Revolving Credit Loan that is a Base Rate Loan, on the same Business Day as such request and request each Lender to provide Agent with such Lender’s Pro Rata Percentage of such requested Base Rate Loan prior to Agent’s making such Base Rate Loan.  Upon receipt of such notice from Agent prior to 11:00 A.M. Eastern time, each Lender shall remit to Agent its respective Pro Rata Percentage of such requested Base Rate Loan, prior to 2:00 P.M. Eastern time, on the Business Day Agent is scheduled to make such Base Rate Loan  in accordance with Section 2.5(b)(i) hereof.   If notice is received after 11:00 A.M. Eastern time, each Lender shall remit its respective Pro Rata Percentage of the Base Rate Loan on the next Business Day.

B.           In lieu of the procedure set forth in the preceding subparagraph 2.5(b)(ii),  Agent may provide Lenders with notice that Borrower has requested a Revolving Credit Loan that is a LIBOR Rate Loan, three (3) Business Days in advance of the requested LIBOR Rate Loan and request each Lender to provide Agent with such Lender’s Pro Rata Percentage of such requested LIBOR Rate Loan prior to Agent’s making such LIBOR Rate Loan.  Upon receipt of such notice from Agent, each Lender shall remit to Agent its respective Pro Rata Percentage of such requested LIBOR Rate Loan, prior to 2:00 P.M. Eastern time, on the Business Day Agent is scheduled to make such LIBOR Rate Loan  in accordance with Section 2.5(b)(i) hereof.

C.           Neither Agent nor any other Lender shall be obligated, for any reason whatsoever, to remit or advance the share of any other Lender.  Agent shall not be required to make the full amount of the requested cash Advance unless and until it receives funds representing each other Lender’s Pro Rata Percentage of such requested cash Advance, but Agent shall advance to Borrower that portion of the requested cash Advance equal to the Pro Rata Percentages of such requested cash Advance which it has received from Lenders.

D.           If Agent does not receive each other Lender’s Pro Rata Percentage of such requested cash Advance, and Agent elects, in its sole discretion, to make the requested cash Advance on behalf of Lenders or any of them, Agent shall be entitled to recover each Lender’s Pro Rata Percentage of each cash Advance together with interest at a per annum rate equal to the Federal Funds Rate during the period commencing on the date such cash Advance is made and ending on (but excluding) the date Agent recovers such amount.  Each Lender is absolutely and unconditionally obligated, without deduction or setoff of any kind, to forward to Agent its Pro Rata Percentage of each cash Advance made pursuant to the terms of this Agreement.  To the extent Agent is not reimbursed by such Lender, Borrower shall repay Agent immediately on demand, such amount.  Agent shall also be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys’ fees) from any Lender failing to so advance upon demand of Agent.  Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations, which Agent would otherwise make available to such Lender at any time.

(iv)           To the extent and during the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to clause (iii) or (iv) above, such Lender’s percentage of all payments of the Obligations (but not the Pro Rata Percentage of future Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Loans bears to the total outstanding Loans of all Lenders.  During the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to clause (iii) or (iv) above, such Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents.  All amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to such Lender and, for purposes of the definition of Majority Lenders, such Lender shall be deemed not to be a Lender.

2.6	Interest:

(a)           The unpaid principal balance of the Term Loan and the unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof, at a per annum rate equal to, at Borrower’s option, the Applicable Base Rate or the Applicable LIBOR Rate.

(b)           Changes in the interest rate applicable to Base Rate Loans shall become effective on the same day that there is a change in the Base Rate.

(c)           Interest on Base Rate Loans shall be payable monthly, in arrears, on the first day of each month, beginning on the first day of the first full calendar month after the Closing Date, and on the Maturity Date.  Interest on LIBOR Rate Loans shall be payable on the last day of the LIBOR Interest Period or, in the case of a LIBOR Interest Period which is six months, at the end of the three month period, and on the Maturity Date.

(d)           Borrower may elect from time to time to convert Base Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to Agent at least three (3) Business Days prior to the proposed date of conversion.  In addition, Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to a Base Rate Loan by giving Agent irrevocable written notice thereof by 12:00 noon one (1) Business Day prior to the proposed date of conversion.  LIBOR Rate Loans may only be converted to Base Rate Loans on the last day of the applicable LIBOR Interest Period.  If the date upon which a LIBOR Rate Loan is to be converted to a Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of a LIBOR Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan.  All or any part of outstanding Base Rate Loans may be converted as provided herein; provided that unless Majority Lenders otherwise consent thereto, no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing.

(e)           Borrower may continue any LIBOR Rate Loans upon the expiration of a LIBOR Interest Period with respect thereto by delivering a Notice of Conversion/Extension to Agent at least three (3) Business Days prior to the proposed date of extension; provided that, unless Majority Lenders otherwise consent thereto, no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.  If Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, each such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.

(f)           Borrower may not have more than five (5) LIBOR Rate Loans outstanding at any time.

2.7	Additional Interest Provisions:

(a)           Interest on the Loans shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.

(b)           After the occurrence and during the continuance of an Event of Default hereunder, Agent may, and shall at the direction of the Majority Lenders, increase the per annum effective rate of interest on all Loans, including amounts drawn and not yet reimbursed under Letters of Credit, to a rate equal to three hundred (300) basis points in excess of the applicable interest rate (“Default Rate”).  Borrower agrees that the Default Rate is a reasonable estimate of Lenders’ damages and is not a penalty.

(c)           Borrower shall not request and Lenders shall not make any LIBOR Rate Loans while an Event of Default exists.

(d)           All contractual rates of interest chargeable on outstanding Loans, shall continue to accrue and be paid even after a Default or Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(e)           In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lenders have charged or received interest hereunder in excess of the highest applicable rate, Agent, on behalf of Lenders, shall in its sole discretion, apply and set off such excess interest received by Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.8	Fees:

(a)           Borrower shall pay to Agent a non-refundable closing fee of One Hundred Forty Five Thousand Dollars ($145,000), which is deemed fully earned and is due and payable on the Closing Date.

(b)         (i)           Borrower shall pay to Agent, for the benefit of Lenders in accordance with each Lender’s Pro Rata Percentage, letter of credit fees at a per annum rate equal to five percent (5.00%) of the average daily maximum amount available to be drawn under each Letter of Credit on the first day of each calendar quarter in arrears or on the Maturity Date.  Such fees are the “L/C Fees.”

 (ii)           Borrower shall also pay to Issuing Bank for the account of Issuing Bank all of Issuing Bank's standard charges (including without limitation all cable and wire transfer charges) for the account of Issuing Bank for the issuance, amendment, negotiation/payment, extension and cancellation of each such Letter of Credit.  In addition, Borrower shall pay to Issuing Bank for Issuing Bank's own account an additional fronting fee equal to one quarter of one percent (0.25%) per annum ("Fronting Fee") on the average daily maximum amount available to be drawn under each Letter of Credit on the first day of each calendar quarter in arrears.

(c)           Borrower shall unconditionally pay to Agent, for the benefit of Lenders in accordance with each Lender’s Pro Rata Percentage, the Unused Line Fee, which shall be due and payable quarterly in arrears on the first day of each calendar quarter after the Closing Date, and on the Maturity Date.

(d)           Borrower shall unconditionally pay to Agent, for the benefit of Lenders, a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that are not paid within fifteen (15) days of the due date.  The late charge may only be implemented on  a per payment basis.  Such late charge shall be due and payable regardless of whether Agent has accelerated the Obligations.  Borrower agrees that the late fees payable to Lenders are a reasonable estimate of Lenders’ damages and not a penalty.

(e)           All fees provided for in this Section 2.8 shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed and shall be deemed fully-earned and non-refundable when paid.

2.9	Prepayments:

(a)          (i)           Borrower may, upon three (3) Business Days prior notice, voluntarily prepay the Revolving Credit Loans in whole or in part (but in no event may such prepayment be less than One Million Dollars ($1,000,000)) at any time or from time to time; provided that, any prepayment of a LIBOR Rate Loan shall be subject to Section 2.10.  Any prepayment shall be accompanied by all accrued and unpaid interest.

  (ii)           Borrower may, upon three (3) Business Days prior notice, voluntarily prepay the Term Loan in whole or in part (but in no event may such prepayment be less than One Million Dollars ($1,000,000)) at any time or from time to time; provided that any prepayment of a LIBOR Rate Loan shall be subject to Section 2.10.  Any prepayment shall be accompanied by accrued and unpaid interest.  Partial prepayments shall be applied to the Term Loan in the inverse order of maturity.

(b)          Borrower may, upon five (5) Business Days prior notice, permanently reduce the Maximum Revolving Credit Amount; provided that, any such reduction shall be in a minimum amount of One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000).

(c)          (i)           If at any time the outstanding principal balance of the Term Loan exceeds the Borrowing Base, Borrower shall prepay the Term Loan in an amount equal to such excess.  Such prepayment shall be applied to the Term Loan in the inverse order of maturity.

  (ii)           Borrower shall no later than October 1, 2011, prepay the Revolving Credit Loans with the proceeds of the REML Cash Collateral.

(d)           Upon (i) the issuance by Borrower or any Subsidiary Guarantor of any Subordinated Debt (other than Subordinated Debt, with a maturity date at least thirty (30) days later than the Maturity Date, issued to refinance the Existing Subordinated Debt); (ii) the issuance by Borrower or any Subsidiary Guarantor of any Capital Stock (other than (x) Capital Stock issued to Borrower or any other Subsidiary Guarantors (y) Capital Stock for which the Net Proceeds of such issuance are used solely to fully or partially satisfy Existing Subordinated Debt and (z) Capital Stock issued pursuant to Borrower’s equity compensation plans in amounts and on terms reasonably consistent with past practices), or (iii) subject to any limitation in Section 7.1(a), any Asset Sale (including, without limitation, any

Approved JV Sale or LEAF Sale), by Borrower or any Subsidiary Guarantor (each of the foregoing a “Mandatory Prepayment Event”), Borrower shall on the date of such Mandatory Prepayment Event prepay the Loans (in the manner provided in Section 2.9(e)) by an amount equal to thirty percent (30%) of the Net Proceeds received by Borrower or such Subsidiary Guarantor from such Mandatory Prepayment Event; provided that in the case of a sale of an ownership interest in the National Press Building, the lesser of (x) Three Million Dollars ($3,000,000) and (y) fifty percent (50%) of the Net Proceeds shall be applied by Borrower to prepay the Loans in each case in the manner provided in Section 2.9(e).

(e)           The Net Proceeds of any Mandatory Prepayment Event shall first be applied to the Term Loan in the inverse order of maturity and second, to the extent the Term Loan has been paid in full, to the Revolving Credit Loans (but without a permanent reduction to the Maximum Revolving Credit Amount).  Any such application shall be subject to Section 2.10.

(f)           To the extent any Apidos Management Agreement or the RCM Management Agreement is sold and the fees thereunder are included in the Borrowing Base, fifty percent (50%) of the Net Proceeds derived from such sale shall be applied to first reduce the Term Loan in the inverse order of maturity, with any remaining prepayment applied to the Revolving Credit Loans, but without a permanent reduction of the Maximum Revolving Credit Amount; provided that if any such sale (or series of sales), comprises more than 75% of the net present value (as determined in the definition of Aggregate Non-Callable Management Fees or REIT Management Fees, as applicable), of either the Apidos Management Agreements or RCM Management Agreement, as applicable, then the Term Loan shall be repaid in full and the Maximum Revolving Credit Amount shall be reduced to Five Million Dollars ($5,000,000).

2.10	Funding Indemnity: Borrower shall indemnify each Lender, and hold each Lender harmless from any loss, damages, liability, or expense which such Lunder may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by Borrower in making a borrowing of, conversion into, or extension of, LIBOR Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of a LIBOR Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of LIBOR Rate Loans on a day which is not the last day of a LIBOR Interest Period with respect thereto.  With respect to LIBOR Rate Loans, such indemnification shall equal the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted, or extended, for the period from the date of such prepayment, or of such failure to borrow, convert, or extend to the last day of the applicable LIBOR Interest Period (or in the case of a failure to borrow, convert, or extend, the LIBOR Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by Agent) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Agreement, and the payment of the Obligations.

2.11	Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit and Term Loan shall be used to refinance in full the
Indebtedness of Borrower under the Existing Credit Agreement, to pay the fees and expenses related hereto as well as for working capital and other general corporate purposes.

2.12	Pro Rata Treatment and Payments:

(a)           Each borrowing of the Term Loan and Revolving Credit Loans shall be made pro rata according to the respective Pro Rata Percentages of Lenders.  Unless otherwise required by the terms of this Agreement, each payment under this Agreement, or any Note, shall be applied first, to any fees then due and owing by Borrower pursuant to Section 2.8; second, to interest then due and owing hereunder and under the Notes; third, to principal then due and owing hereunder and under the Notes; and fourth, to cash collateralize the Reimbursement Obligations.  Each payment on account of any fees pursuant to Section 2.8 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Fronting Fees expressly owing to Issuing Bank).  Each payment (other than prepayments) by Borrower on account of principal of, and interest on, the Term Loan and Revolving Credit Loans shall be applied to such Loans, as applicable, on a pro rata basis in accordance with the terms hereof.  Each optional prepayment on account of principal of the Loans shall be applied in accordance with Sections 2.9(a) and (b).  All payments (including prepayments) to be made by Borrower on account of principal, interest, Expenses and fees shall be made without defense, set-off, or counterclaim.  Agent shall distribute such payments to Lenders entitled thereto, on a pro rata basis promptly upon receipt, in the like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b)           Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of the Default Rate) by Agent or Lenders, pursuant to Section 8.3, or after the Revolving Credit shall automatically terminate, and the Loans (with accrued interest thereon), and all other amounts under the Loan Documents (including without limitation, the maximum amount of all contingent liabilities under Letters of Credit), shall automatically become due and payable in accordance with the terms hereof, all amounts collected or received by Agent, or any Lender, on account of the Obligations, or any other amounts outstanding under any of the Loan Documents, or with respect to the Collateral, shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments, or Obligations are allowed, permitted, or recognized as a claim in any proceeding resulting from the commencement of any bankruptcy, insolvency, or similar proceeding):

FIRST, to all Expenses (including without limitation, reasonable attorneys’ fees) of Agent in connection with enforcing the rights of Lenders under the Loan Documents, and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of the Loan Documents;

SECOND, to any fees owed to Agent, and payable or reimbursable hereunder or under the Fee Letter;

THIRD, to all reasonable out-of-pocket  costs and expenses (including without limitation, reasonable attorneys’ fees) of each Lender in connection with enforcing its rights under the Loan Documents, or otherwise with respect to the Obligations owing to such Lender, as required by Section 10.4.

FOURTH, to all of the Obligations consisting of accrued fees and interest, and including with respect to any Interest Hedging Agreement, any fees, premiums, and scheduled periodic payments due under such Interest Hedging Agreement, and any interest accrued thereon;

FIFTH, to the outstanding principal amount of the Obligations, and the payment or cash collateralization of the outstanding Reimbursement Obligations, and issued but undrawn amount of outstanding Letters of Credit, and including with respect to any Interest Hedging Agreement, any breakage, termination, or other payments due under such Interest Hedging Agreement, and any interest accrued thereon;

SIXTH, to the other Obligations, and other obligations which shall be become due and payable under the Loan Documents, or otherwise, and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the surplus, if any, to Borrower, or whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in numerical order provided until exhausted prior to application to the next succeeding category; (ii) each Lender shall receive an amount equal to its Pro Rata Percentage of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” and “SIXTH” above; and (iii) to the extent that any amount available for distribution pursuant to clause “FIFTH” above, are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse Issuing Bank from time to time, for any drawings under such Letters of Credit; and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH,” and “SIXTH” above in the manner provided in this Section 2.12.  Notwithstanding the foregoing terms of this Section 2.12, only Collateral proceeds, and payments under the Surety and Guaranty Agreements (as opposed to ordinary course principal, interest, and fee payments hereunder) shall be applied to obligations under any Interest Hedging Agreement.

2.13	Inability to Determine Interest Rate: Notwithstanding any other provision of this Agreement, if (a) Agent shall reasonably determine
(which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Adjusted LIBOR Rate for a LIBOR Interest Period, or (b) the Majority Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that Borrower has requested to be outstanding as a LIBOR Rate Loan during a LIBOR Interest Period, Agent shall forthwith give telephone notice of such determination, confirmed in writing, to Borrower, and Lenders at least two (2) Business Days prior to the first day of such LIBOR Interest Period. Unless Borrower shall have notified Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loan shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Base Rate Loans. Until any such notice has been withdrawn by Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the LIBOR Interest Periods so affected.

2.14	Illegality: Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof to any Lender by the relevant Governmental Authority shall make it unlawful for such Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, or to obtain in the interbank Eurodollar market, the funds with which to make such Loans, (a) such Lender shall promptly notify Agent and Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the LIBOR Interest Period for such Loans, or within such earlier period as required by law as Base Rate Loans.  Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in connection with any repayment in accordance with this Section 2.14, including but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by such Lender, through Agent to Borrower shall be presumptive evidence of such amounts owing.  Each Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.14; provided however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

2.15	Requirements of Law:

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender).

(ii)           shall impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to materially increase the cost to such Lender of making or maintaining LIBOR Rate Loans, or the Letters of Credit, or the participation interest therein, or to reduce any amount receivable hereunder, or under any Note, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional costs or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender, with respect to its LIBOR Rate Loans or Letters of Credit.  A certificate as to any additional amounts payable pursuant to the Section 2.15 submitted by such Lender, through Agent, to Borrower shall be presumptive evidence of such amounts owing.  Each Lender agrees to use reasonable efforts to avoid, or to minimize, any amounts which might otherwise be payable pursuant to this paragraph of this Section 2.15; provided however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal regulatory burdens deemed by such Lender in good faith to be material.

(b)           If any Lender shall have reasonably determined that the adoption of, or any change in, any Requirement of Law regarding capital adequacy, or in the interpretation or application thereof, or compliance by such Lender, or any corporation controlling such Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved, but for such adoption, change, or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after such demand by such Lender, Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction; provided that Borrower shall not be obligated for any amounts which may be payable as a result of changes occurring more than one hundred eighty (180) days prior to the date Agent notifies Borrower of such changes.  Such a certificate as to any additional amounts payable under this Section 2.15 submitted by a Lender (which certificate shall include a description of the basis for the computation), through Agent, to Borrower shall be presumptive evidence of such amounts owing.

(c)           The agreements in this Section 2.15 shall survive the termination of this Agreement and payment of the Obligations.

2.16	Taxes:

(a)           All payments made by Borrower hereunder or under any Note shall be, except as provided in Section 2.16(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender (including franchise taxes imposed in lieu thereof)

pursuant to the laws of the jurisdiction in which Agent or such Lender, as the case may be, is organized or the jurisdiction in which the principal office or applicable lending office of Agent or such Lender is located or any subdivision thereof or therein and any branch profit taxes imposed by the United States or any similar tax imposed by any jurisdiction described above) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, except as provided in Section 2.16(b), Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. Borrower will furnish to Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by Borrower, except as provided in Section 2.16(b), Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 770 l(a)(30) of the Code) (each, a “Foreign Lender”) agrees to deliver to Borrower and Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.12 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if such Lender is a “bank” within the meaning of Section 881(c)(3)(a) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-81MY, with appropriate attachments (or successor forms), certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if such Lender is not a “bank” within the meaning of Section 88l(c)(3)(a) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY with appropriate attachments as set forth in clause (i) above, or (x) a certificate in form and substance satisfactory to Agent, and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Sections 2.15(a) and 2.16(a), but subject to the immediately succeeding sentence, (x) Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender, to the extent that such Lender has not provided to Borrower, IRS Forms that establish a complete exemption from such deduction or withholding, and (y) Borrower shall not be obligated pursuant to Sections 2.15(a) and 2.16(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States or to indemnify such Lender for any withholding Taxes imposed by the United States if (I) such Lender has not provided to Borrower the IRS Forms required to be provided to Borrower pursuant to this Section or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section, Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Sections 2.15(a) and 2.16(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c)           Each Lender agrees to use reasonable efforts to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.16; provided however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d)           If Borrower pays any additional amount pursuant to this Section 2.16, with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that, such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause materially adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by Borrower. In the event that no refund or credit is obtained with respect to Borrower’ payments to such Lender pursuant to this Section, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.16 to Borrower or any other party.

(e)           The agreements in this Section shall survive the termination of this Agreement and the payment of the  Obligations.

2.17	Replacement of Lenders:

(a)           Borrower shall be permitted to replace any Lender that (i) requests (or requests on behalf of a participant) reimbursement for amounts owing, or payment of any amount required, pursuant to Sections 2.14, 2.15, or 2.16; or (ii) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that, (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall have taken no action so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.14, 2.15, or 2.16; (D) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (E) Borrower shall be liable to such replaced Lender under Section 2.10 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the LIBOR Interest Period relating thereto, (F) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Agent and Borrower (such approvals not to be unreasonably withheld), (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.12 (provided that, Borrower shall be obligated to pay the registration and processing fee referred to therein), (H) until such time as such replacement shall be effective, Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.14, 2.15, or 2.16, as the case may be, and (I) any such replacement shall not be deemed to be a waiver of any rights that Borrower, Agent or any other Lender shall have against the replaced Lender. It is understood and agreed that if any Lender replaced hereunder fails to execute an Assignment Agreement, it shall be deemed to have entered into such Assignment Agreement and such Assignment Agreement shall be effective as against such Lender.

(b)           In the event that Borrower requests but does not obtain the consent required by Section 10.11 for any amendment, waiver or consent requiring the consent of all Lenders, then, so long as Borrower has received consent to such extension from the Majority Lenders, Borrower shall be permitted to replace all (but not less than all) non-consenting Lenders with one or more replacement financial institutions; provided that, (i) such replacement does not conflict with any Requirement of Law, (ii) each replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) Borrower shall be liable to such replaced Lender under Section 2.10 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the LIBOR Interest Period relating thereto, (iv) each replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Agent and Borrower (such approvals not to be unreasonably withheld), and (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.12 (provided that, Borrower shall be obligated to pay the registration and processing fee referred to therein). It is understood and agreed that if any Lender replaced hereunder fails to execute an Assignment Agreement, it shall be deemed to have entered into such Assignment Agreement.

SECTION 3. COLLATERAL

3.1	Description: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other loan Documents, Borrower hereby confirms its prior grant under the Existing Credit Agreement and hereby assigns and grants to Agent, for the ratable benefit of Secured Parties, a continuing first lien on and security interest in, upon and to all assets of Borrower, including but not limited to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:

(i)           Accounts - All Accounts;

(ii)          Chattel Paper - All Chattel Paper;

(iii)          Documents - All Documents;

(iv)          Instruments - All Instruments;

(v)           Inventory - All Inventory;

(vi)          General Intangibles - All General Intangibles;

(vii)         Equipment - All Equipment,

(viii)         Fixtures - All Fixtures;

(ix)          Deposit Accounts - All Deposit Accounts (other than Deposit Accounts maintained at Republic First);

(x)           Goods - All Goods;

(xi)          Letter of Credit Rights – All Letter of Credit Rights;

(xii)         Supporting Obligations – All Supporting Obligations;

(xiii)        Investment Property - All Investment Property of Borrower consisting of Sponsored CDO Equity Interests, all Pledged Securities, the Capital Stock of Subsidiary Guarantors and other Subsidiaries as identified in the Subsidiary Collateral Pledge Agreement, and Real Estate Venture Investments;

(xiv)        Management Fees – All fees arising under the Management Agreements;

(xv)         Commercial Tort Claims – All Commercial Tort Claims identified and described on Schedule “5.20” (as amended or supplemented from time to time);

(xvi)        Property in Agent’s, Issuing Bank’s or any Lender’s Possession – All Property of any Borrower, now or hereafter in Agent’s, Issuing Bank’s or any Lender’s possession; and

(xvii)       Proceeds – The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) thorough (xvi).

3.2	Lien Documents: At Closing and thereafter as Agent deems necessary, Borrower shall execute and deliver to Agent, or have executed and delivered (all in form and substance reasonably satisfactory to Agent):

(a)           Financing statements pursuant to the UCC, which Agent may file in any jurisdiction where Borrower is organized and in any other jurisdiction that Agent deems appropriate;

(b)           Duly executed Notice Letters to be sent to, and acknowledged by, each trustee under each Management Agreement; and

(c)           Any other agreements, documents, instruments and writings, including, without limitation, the Control Agreements, intellectual property security agreements, reasonably required by Agent to evidence, perfect or protect Secured Parties’ liens and security interest in the Collateral or as Agent may reasonably request from time to time.

3.3	Other Actions: (a) In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Agent to secure Secured Parties and effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution and delivery of security agreements, contracts and any other documents required hereunder.  At Agent’s reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect Agent’s Lien thereon) to Agent as bailee for Lenders, all items, receipt of which is required in order for Lenders to obtain a perfected security interest, including without limitation, all certificates (including any certificates representing an equity interest in a Sponsored CDO Offering), notes, letters of credit, documents of title, Chattel Paper, Warehouse Receipts, Instruments, Control Agreements and any other similar instruments constituting Collateral. Borrower shall complete all actions necessary for Agent, on behalf of Lenders, to obtain a perfected security interest in the Real Estate Venture Investments.

(b)           Agent is hereby authorized to file financing statements and amendments to financing statement without Borrower’s signature, in accordance with the UCC.  Borrower hereby authorizes Agent to file all such financing statements and amendments to financing statements accurately describing the Collateral in any filing office as Agent, in its sole discretion may determine.  Borrower agrees to comply with the requests of Agent in order for Agent to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Agent may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4	Searches: 3.5 Agent shall, prior to or at Closing, and thereafter as Agent may reasonably determine from time to time, at Borrower’s expense, obtain the following searche(the results of which are to be consistent with the warranties made by Borrower in this Agreement):

(i)           UCC searches with the Secretary of State and local filing office of each state where Borrower or any Subsidiary Guarantor is organized, maintains its executive office, a place of business, or assets;

(ii)           Judgment, federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (a) above.

(b)           Each Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Agent good standing certificates showing each Borrower and each Subsidiary Guarantor to be in good standing in its state of organization  and in each other state or foreign country in which it is doing and presently intends to do business.

3.6	[Reserved].

3.7	Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.8	Power of Attorney: Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for
Borrower (without requiring any of them to act as such) with full power of substitution to: (a) in the event Borrower fails or refuses to do so, execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Agent hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Agent’s security interest or Lien in the Collateral; and (b) following the occurrence of an Event of Default to (i) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral and (ii) do such other and further acts and deeds in the name of Borrower that Agent may reasonably deem necessary or desirable to enforce any Account or other Collateral.

3.9	Release of Collateral: In connection with an Asset Sale permitted under Section 7.1(a), Borrower may request that Agent release Agent’s security interest in such Pledged Securities, Sponsored CDO Equity Interests, the Capital Stock of a Legacy Entity or the Capital Stock of a Subsidiary Guarantor, and Agent hereby agrees to cause the release of the security interest in such Collateral so long as at the time of, and after giving effect to, such release, no Overadvance exists or would exist.

SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

4.1	Resolutions, Opinions, and Other Documents: Borrower shall have delivered or caused to be delivered to Agent the following:

(a)           this Agreement, the Term Loan Notes and the Revolving Credit Notes, all properly executed;

(b)           each other Loan Document;

(c)           certified copies of (i) resolutions of the board of directors or managers (as applicable) of Borrower and each Subsidiary Guarantor authorizing the execution, delivery and performance of this Agreement, the Notes to be issued hereunder and each other Loan Document required to be executed by any Section hereof and (ii) Borrower’s and each Subsidiary Guarantor’s Articles or Certificate of Incorporation or Certificate of Organization (as applicable) and By-laws or Operating Agreement (as applicable) or written certifications that there have been no amendments, modifications or other changes to any such organizational document since such documents were delivered in conjunction with the Existing Credit Agreement;

(d)           an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures and an incumbency certificate for each Subsidiary Guarantor identifying all individuals authorized to execute any applicable Loan Document, with specimen signatures;

(e)          a written opinion of Borrower’s and each Subsidiary Guarantor’s independent counsel addressed to Agent for the benefit of all Lenders and opinions of such other counsel as Agent deems necessary, including opinions as to the restrictions on the Excluded Subsidiaries;

(f)           certification by any Authorized Officer of Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since September 30, 2010;

(g)          payment by Borrower of all fees (including the fee owing under Section 2.8) owing to Agent and/or Lenders and Expenses associated with the Loans or Letters of Credit incurred to the Closing Date;

(h)         searches and certificates required by Section 3.4 above;

(i)          Deposit Account Control Agreements, if necessary, all in form and substance satisfactory to Agent;

(j)          Control Agreements;

(k)         copies of all Management Agreements;

(l)          certificates representing equity interests in Sponsored CDO Offerings;

(m)        such other documents requested by Agent;

(n)         evidence that Resource Properties VIII, Inc., a Delaware corporation and Resource Properties XLI, Inc., a Delaware corporation have been dissolved and fully wound-up in accordance with Requirements of Law; and

(o)         payment in full of all existing Indebtedness under the Existing Loan Agreement.

4.2	Absence of Certain Events: At the Closing Date, no Event of Default or Default hereunder shall have occurred and be continuing.

4.3	Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date.  Borrower shall not have taken any action or permitted any condition to exist, which would have been prohibited by any Section hereof.

4.4	Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5	Officer’s Certificate: Agent shall have received a certificate dated the Closing Date and signed by any Authorized Officer of
Borrower certifying that all of the conditions specified in this this Section have been fulfilled.

4.6	Closing: Subject to the conditions of this Section, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”) at the offices of Ballard Spahr, LLP, 1735 Market Street, Philadelphia, PA 19103.

4.7	Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Agent does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Agent or otherwise referred to herein, and any claims and rights of Agent resulting from any breach or misrepresentation by Borrower are specifically reserved by Agent.

4.8	Conditions for Future Advances: The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Agent and its counsel) following the Closing Date:

(a)           This Agreement and each of the other Loan Documents shall be effective;

(b)           No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

(c)           No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

(d)           Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.5 hereof;

(e)           No Lien (other than a Permitted Lien) has been imposed on Borrower or any Subsidiary Guarantor; and

(f)           Each representation and warranty set forth in Section 5 and in any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date; provided that Borrower may update all Schedules and prepare additional Schedules so that all such Schedules and the representations and warranties, taken together, accurately reflect the state of Borrower’s and each Subsidiary Guarantor’s affairs as of the date of a request for an Advance by giving written notice thereof to Agent, and further provided that such updated and additional Schedules do no reflect events or conditions which constitute violations of Section 6 or 7 hereof or otherwise reflect material adverse developments.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce Agent, Lenders and Issuing Bank to complete the Closing and make the Term Loan and the initial Advances under the Revolving Credit to Borrower, Borrower represents and warrants to Agent, Issuing Bank and Lenders that:

5.1	Corporate Organization and Validity:

(a)           Borrower and each Subsidiary Guarantor (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect.  A list of all states and other jurisdictions where Borrower and each Subsidiary Guarantor is qualified to do business is shown on Schedule ”5.1” attached hereto and made part hereof.

(b)           The making and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law, or Borrower’s or any Subsidiary Guarantor’s certificate of formation, operating agreement or any other organizational documents, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower or such Subsidiary Guarantor is a party, or by which Borrower or such Subsidiary Guarantor is bound.  Neither Borrower nor any Subsidiary Guarantor is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of its respective charter, minutes or bylaw provisions, or certificate of formation, operating agreement or any other organizational document.

(c)           Borrower and each Subsidiary Guarantor has all requisite power and authority to enter into and perform this Agreement and any Loan Documents to which it is a party, and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

(d)           This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower and each Subsidiary Guarantor, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2	Places of Business: The only places of business of Borrower and each Subsidiary Guarantor, and the places where Borrower and each Subsidiary Guarantor keeps and intends to keep its Property, are at the addresses shown on Schedule “5.2” attached hereto and made part hereof.

5.3	Pending Litigation: There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower or any Subsidiary Guarantor in any court or before any Governmental Authority except as shown on Schedule “5.3” attached hereto and made part hereof.  To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened against Borrower or any Subsidiary Guarantor, in any court or before any Governmental Authority.  Neither Borrower nor any Subsidiary Guarantor is in default with respect to any order of any Governmental Authority.  To the knowledge of Borrower, no executive officer of  Borrower  or any Subsidiary Guarantor, has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4	Title to Properties: Borrower and each Subsidiary Guarantor has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5	Governmental Consent: In connection with the execution or delivery of this Agreement, or any other Loan Documents, no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of Borrower or any Subsidiary Guarantor is necessary.

5.6	Taxes: All tax returns required to be filed by Borrower and any Subsidiary Guarantor in any jurisdiction have been filed, and all taxes, assessments,  fees and other governmental charges upon Borrower and any Subsidiary Guarantor, or upon any of its respective Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower and any Subsidiary Guarantor that would reasonably be likely to have a Material Adverse Effect.

5.7	Financial Statements: The annual audited consolidated (if applicable) balance sheet of Borrower as of September 30, 2010, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date accompanied by reports thereon from Borrower’s independent certified public accountants (complete copies of which have been delivered to Lender), and the interim consolidated (if applicable) balance sheet of Borrower as of December 31, 2010, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of Borrower and its Subsidiaries as of such dates and the results of its operations for such periods.  The fiscal year for Borrower currently ends on September 30. Borrower’s and each Subsidiary Guarantor’s federal tax identification number and state organizational identification number for UCC purposes are as shown on Schedule “5.7” attached hereto and made part hereof.

5.8	Full Disclosure: Neither the financial statements referred to in Section 5.7, nor this Agreement nor any other Loan Document or any written reports or certificates, or other financial statements or reports furnished by Borrower to Agent or any Lender in connection with the negotiation of the Loan or this Agreement or contained in any financial statements or documents relating to Borrower, as of the time they were furnished, contained any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading; provided that, with respect to projected financial information, Borrower represents and warrants only that such information represents Borrower’s expectations regarding future performance based upon historical information and reasonable assumptions, it being understood, however, that actual results may differ from the projected results described in the financial projections.  There is no fact known to Borrower which has not been disclosed in writing to Agent which has or could have a Material Adverse Effect.

5.9	Subsidiaries: Borrower does not have any Subsidiaries or Affiliates, except as shown on Schedule “5.9” attached hereto and made part hereof.

5.10	Investments, Guarantees, Contracts, etc.:

(a)           Neither Borrower nor any Subsidiary Guarantor owns or holds equity or long term debt investments in, or has any outstanding advances to, any other Person, except as shown on  Schedule “5.10(a),” attached hereto and made part hereof.

(b)           Neither Borrower nor any Subsidiary Guarantor is a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

(c)           Except as otherwise specifically provided in this Agreement, neither Borrower nor any Subsidiary Guarantor has agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11	Government Regulations, etc.:

(a)           The use of the proceeds of and Borrower’s issuance of the Revolving Credit Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

(b)           Borrower and each Subsidiary Guarantor has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business except for those which, if not obtained, would not have or could not have a Material Adverse Effect.

(c)           As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal

Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability.  Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA).  Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi employer pension plan in which Borrower participates.  All Pension Plans and multi employer pension plans in which Borrower participates are shown on Schedule ”5.11(c)” attached hereto and made part hereof.

(d)           Neither Borrower nor any Subsidiary Guarantor is in violation of or receipt of  written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or jurisdiction, or of any agency, or department thereof, (including without limitation, securities laws and regulations), a violation of which causes or could cause a Material Adverse Effect.

(e)           Borrower and each Subsidiary Guarantor is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12	Business Interruptions: Reserved.

5.13	Names and Intellectual Property:

(a)           Borrower has not and no Subsidiary Guarantor has conducted business under or used any name other than the names listed on Schedule 5.9 hereto (whether corporate or assumed) except for the names shown on Schedule “5.13(a)” attached hereto and made part hereof.  Borrower and each Subsidiary Guarantor, as applicable, is the sole owner of all names listed on such Schedule “5.13(a)” and any and all business done and all invoices issued in such trade names are Borrower’s or such Subsidiary Guarantor’s sales, business and invoices.  Each trade name of Borrower and each Subsidiary Guarantor, as applicable, represents an alternate name of Borrower or such Subsidiary Guarantor, as applicable, and not a separate Subsidiary or Affiliate or independent entity.

(b)           All registered trademarks, service marks, patents or copyrights which Borrower or any Subsidiary Guarantor uses, or has a right to use are shown on Schedule “5.13(b)” attached hereto and made part hereof, and Borrower and such Subsidiary Guarantor, as applicable, is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule “5.13(b)”.  Borrower is not in violation of any rights of any other Person with respect to such Property.

(c)           Except as shown on Schedule “5.13(c)” attached hereto and made part hereof, (i) neither Borrower nor any Subsidiary Guarantor requires any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business; and (ii) to the best of Borrower’s knowledge, Agent will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14	Other Associations

(a)           Neither Borrower nor any Subsidiary Guarantor is engaged, and has any interest in, any joint venture or partnership with any other Person except as shown on Schedule “5.14(a),” attached hereto and made part hereof.

(b)           Schedule “5.14(b),” attached hereto and made part hereof shows, as of the Closing Date, all equity interests owned or held by Borrower or a Subsidiary Guarantor in connection with or related to, a Sponsored CDO Offering, a REIT or any other private equity investment or which is otherwise related to a structured finance transaction sponsored, managed or originated by Borrower or a Subsidiary Guarantor.

5.15	Environmental Matters: Reserved.

5.16	Regulation O: No director, executive officer or principal shareholder of Borrower or any Subsidiary Guarantor is a director, executive officer or principal shareholder of Agent or any Lender.  For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to Agent or any Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17	Capital Stock: The authorized and outstanding Capital Stock of each Subsidiary is as shown on Schedule “5.17” attached hereto and made part hereof.  All of the Capital Stock of each Subsidiary has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities.  Except for the rights and obligations shown on Schedule “5.17,” there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Subsidiary Guarantor  is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of such Subsidiary Guarantor.  Except as shown on Schedule “5.17,” no Subsidiary Guarantor has issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18	Solvency: After giving effect to the transactions contemplated under this Agreement, Borrower and the Subsidiary Guarantors taken as a whole are solvent, are able to pay their debts as they become due, and have capital sufficient to carry on their business and all businesses in which they are about to engage, and now own Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s and Subsidiary Guarantors’ debts.  Neither Borrower nor Subsidiary Guarantors’, taken as a whole, will be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19	Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Agent, for the ratable benefit of
Agent, Issuing Bank and Lenders legal, valid and enforceable Liens in all right, title and interest of Borrower and each Subsidiary Guarantor in the Collateral, and when financing statements have been filed in the offices of the jurisdictions shown on Schedule “5.19,” attached hereto and made part hereof under Borrower’s or such Subsidiary Guarantor’s name, Borrower and each Subsidiary Guarantor will have granted to Agent, for the ratable benefit of Secured Parties and Agent will have perfected first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future.

5.20	Commercial Tort Claims: As of the Closing Date, neither Borrower nor any Subsidiary Guarantor is a plaintiff in connection with any
Commercial Tort Claims, except as shown on Schedule “5.20” attached hereto and made part hereof.

5.21	Letter of Credit Rights: As of the Closing Date, neither Borrower nor any Subsidiary Guarantor has any Letter of Credit Rights, except as shown on Schedule “5.21,” attached hereto and made part hereof.

5.22	Deposit Accounts: All Deposit Accounts of Borrower and each Subsidiary Guarantor are shown on Schedule “5.22,” attached hereto and made part hereof.

5.23	Anti-Terrorism Laws:

(a)           General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224.   Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)           a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)           a Person who is affiliated with a Person listed above.

5.24	Investment Company Act: Neither Borrower nor any Subsidiary Guarantor is (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company; or (b) subject to any other law which purports to regulate or restrict the ability to borrow money or to consummate the transactions contemplated by this Agreement or the other Loan Documents.

5.25	Bancorp Stock: Borrower acquired the common shares of The Bancorp Inc. that are part of the Pledged Securities on the dates and in the amounts set forth on Schedule “5.25”, attached hereto and made a part hereof.  All such shares are restricted securities under Rule 144 of the Securities Act.  Borrower has all requisite power and authority to pledge the Bancorp Stock as collateral for the Obligations.

5.26	Miscellaneous Excluded Subsidiary. Each Miscellaneous Excluded Subsidiary (except for Chadwick Securities, Inc., Apidos Select
Corporate Credit Fund GP, LLC and Resource Europe Management Limited) owns assets with an aggregate value of less than $10,000.

SECTION 6. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit and Letters of Credit have been terminated, that:

6.1	Payment of Taxes and Claims: Borrower shall pay, and shall cause each Subsidiary Guarantor to pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s or any Subsidiary Guarantor’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that, neither Borrower nor any Subsidiary Guarantor shall be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings, and if adequate reserves in respect thereof have been set aside, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower’s or such Subsidiary Guarantor’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2	Maintenance of Properties and Corporate Existence:

(a)           Property - Borrower shall maintain, and shall cause each Subsidiary Guarantor to maintain, its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto; will pay and discharge when due the cost of repairs and maintenance to its Property; and will pay all rentals when due for all leased real estate.

(b)           Property Insurance, Public and Products Liability Insurance - Borrower shall maintain and shall cause each Subsidiary Guarantor to maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower.  At or prior to Closing, Borrower shall furnish Agent with duplicate original policies of insurance or such other evidence of insurance as Agent may require, and any certificates of insurance shall be issued on Acord Form-27.  In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Agent may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Agent.  Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Agent and shall insure Agent notwithstanding the act or neglect of Borrower or any Subsidiary Guarantor.  Effective upon an Event of Default, Borrower hereby appoints Agent as Borrower’s attorney-in-fact, exercisable at Agent’s option to endorse any check  which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Agent pursuant to the provisions of this Section may be applied by Agent, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Agent in its discretion may from time to time determine.  Borrower further covenants that all insurance premiums owing under its current policies have been paid.  Borrower shall notify Agent, immediately, upon Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(c)           Financial Records - Borrower shall keep, and shall cause each Subsidiary Guarantor to keep,  current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.  Borrower shall not change its fiscal year end date.

(d)           Corporate Existence and Rights - Borrower shall do, and shall cause each Subsidiary Guarantor to do (or cause to be done), all things necessary to preserve and keep in full force and effect its existence and good standing in all jurisdictions where its failure to be in good standing might have a Material Adverse Effect, and all of its rights, licenses and franchises, the absence of which might result in a Material Adverse Effect.

(e)           Compliance with Laws - Borrower shall be, and shall cause each Subsidiary Guarantor to be, (i) in compliance with any and all Requirements of Laws to which it is subject, (including, without limitation, securities laws and regulations) and (ii) shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain causes or could cause a Material Adverse Effect.  Borrower shall timely satisfy, and shall cause each Subsidiary Guarantor to timely satisfy, all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or such Subsidiary Guarantor, or any Property of Borrower.

6.3	Business Conducted: Borrower shall not discontinue, and shall not permit any Subsidiary Guarantor to discontinue, in the business presently operated by such Person and Borrower shall, and shall cause each Subsidiary Guarantor to use its commercially reasonable efforts to maintain its customers and goodwill.

6.4	Litigation: Borrower shall give prompt notice to Agent of any litigation claiming more than Two Hundred Fifty Thousand Dollars
($250,000) in excess of any available insurance coverage for such claim from Borrower or any Subsidiary Guarantor, or which may otherwise have a Material Adverse Effect.

6.5	Issue Taxes: Borrower shall pay, and shall cause each Subsidiary Guarantor to pay, all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any lien documents.  The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

6.6	Bank Accounts: Borrower shall maintain, and shall cause each Subsidiary Guarantor to maintain, to the extent such Subsidiary Guarantor maintains any depository account(s), its major depository and disbursement account(s) with Agent.

6.7	Employee Benefit Plans: Borrower shall (a) fund, and cause each Subsidiary Guarantor to fund, all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Agent, promptly upon Agent’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto.  Borrower shall make, and shall cause each Subsidiary Guarantor to make, all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Agent upon (x) its receipt of notice of the assertion against Borrower or any Subsidiary Guarantor of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower or any Subsidiary Guarantor, and (z) upon the occurrence of any event which, to the best of Borrower’s knowledge, would place Borrower or any Subsidiary Guarantor in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8	Financial Covenants:

(a)           Interest Coverage Ratio – Borrower shall maintain an Interest Coverage Ratio, to be tested quarterly as of each fiscal quarter end on a rolling four quarter basis, of not less than 1.25 to 1.0.

(b)           Consolidated Funded Debt to Net Worth Ratio – Borrower shall maintain a Consolidated Funded Debt to Net Worth Ratio, to be tested as of each fiscal quarter end, of not greater than 0.5 to 1.0.

6.9	Financial and Business Information: Borrower shall deliver or cause to be delivered to Agent and Lenders the following:

(a)           Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Agent may reasonably request, including, without limitation:

(i)           within ninety (90) days after the end of each fiscal year of Borrower, the consolidated and consolidating income and cash flow statements of Borrower and its Subsidiaries for such year, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, and audited by an independent public accounting firm acceptable to Agent, and unqualifiedly certified to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower;

(ii)           within forty five (45) days after the end of each calendar quarter, the consolidated and consolidating income and cash flow statements of Borrower and its Subsidiaries for such quarter and for the expired portion of the fiscal year ending with the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding periods of the previous fiscal year, all in reasonable detail and certified by Borrower’s chief financial officer to have been prepared from the books and records of Borrower; and

(iii)           together with the annual financial statements required under clause (a)(i) above, Borrower’s annual consolidated financial statement projections for the upcoming five-year period, in form and substance satisfactory to Agent.

(b)           Borrowing Base Certificate:  with each requested Advance, and monthly, not later than fifteen (15) days following each month-end, a signed borrowing base certificate in the form of Exhibit “E” attached hereto and made a part hereof (“Borrowing Base Certificate”);

(c)           Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower or any Subsidiary Guarantor  is taking (and proposes to take) with respect thereto;

(d)           Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower or any Subsidiary Guarantor by any creditor for Indebtedness for borrowed money, otherwise holding long term Indebtedness of Borrower in excess of Five Hundred Thousand Dollars ($500,000);

(e)           Securities and Other Reports - if Borrower or any Subsidiary Guarantor  shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary Guarantor to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower or any Subsidiary Guarantor with any securities exchange or with federal or state securities and exchange commissions or any successor agency;

(f)           Collateralized Debt Offering Defaults and Other Information – (i) promptly upon becoming aware of any default or event of default under any Management Agreement or document governing or evidencing a Collateralized Debt Offering or REIT, notice of such default; (ii) promptly upon Borrower or any Subsidiary Guarantor making any new investments in any Collateralized Debt Offering, all information related to such investment and any additional information reasonably requested by Agent; and (iii) promptly upon receipt, copies of any and all trustee or other reports issued in connection with a Collateralized Debt Offering or REIT;

(g)           Warehouse Lines – within twenty (20) days of Agent’s request, copies of any warehousing or repurchase agreements to which Borrower or any Subsidiary Guarantor entered into together with a written summary of the applicable transaction including the parties to such facility, the amount of such facility, any collateral (including cash, equity or management fees) pledged in connection with such facility, any loss limits set within any warehousing facility and such additional information which may be material to the warehouse or repurchase transaction; and

(h)           REML Cash Collateral – on a monthly basis, copies of all statements and notices from HSBC Bank, plc with respect to the REML Cash Collateral.

6.10	Officers’ Certificates: Along with the set of financial statements delivered to Agent and Lenders at the end of each fiscal quarter pursuant to Section 6.9(a)(ii) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(i) hereof, Borrower shall deliver to

Agent and Lenders a certificate (“Quarterly Compliance Certificate”) (in the form of Exhibit “F,” attached hereto and made part hereof) from the chief financial officer, chief executive officer or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower’s independent certified public accountant) setting forth:

(a)           Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

(b)           Covenant Compliance - the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered, including details related to the exclusion of any asset or liability or any item of income or expense that is attributable to LEAF or any LEAF Entity from the financial covenant calculations.

6.11	Audits and Inspection: Borrower shall permit, and shall cause each Subsidiary Guarantor to permit, any of Agent’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower or any Subsidiary Guarantor, to examine all of Borrower’s or any Subsidiary Guarantor’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants.  Borrower hereby irrevocably authorizes and directs all such accountants and auditors to exhibit and deliver to Agent copies of any and all of such Borrower’s financial statements, or other accounting records of any sort, in the accountant’s or auditor’s possession.  All such inspections shall, during the continuance of an Event of Default, be at Borrower’s expense at the standard rates charged by Agent for such activities (plus Agent’s reasonable out-of-pocket expenses).

6.12	Reserved:

6.13	Information to Participant: Agent and Lenders may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Loans or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.14	Material Adverse Developments: Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Agent telephonic notice specifying the nature of such development or information and such anticipated effect.  In addition, such verbal communication shall be confirmed by written notice thereof to Agent on the same day such verbal communication is made or the next Business Day thereafter.

6.15	Places of Business: Borrower shall give thirty (30) days, prior written notice to Agent of any name changes or changes in the location of any of its respective places of business, of the places where its business and financial records are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that, Borrower may not relocate its principal place of business outside of the United States.

6.16	Commercial Tort Claims: Borrower will, and shall cause each Subsidiary Guarantor to, immediately notify Agent in writing in the event that Borrower or any Subsidiary Guarantor becomes a party to or obtains any rights with respect to any Commercial Tort Claim.  Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim.  Borrower shall execute and deliver to Agent all documents and/or agreements necessary to grant Agent a security interest in such Commercial Tort Claim to secure the Obligations.  Borrower authorizes, and shall cause each Subsidiary Guarantor to authorize, Agent to file (without Borrower’s or any Subsidiary Guarantor’s signature) initial financing statements or amendments, as Agent deems necessary to perfect its security interest in the Commercial Tort Claim.

6.17	Letter of Credit Rights: Borrower shall, and shall cause each Subsidiary Guarantor to, provide Agent with written notice of any Letters of
Credit for which Borrower is the beneficiary.  Borrower shall execute and deliver (or cause to be executed or delivered) to Agent, all documents and agreements as Agent may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

6.18	Pledged Collateral: In the event that any Capital Stock of a Subsidiary Guarantor is transferred to any Person (herein a “Transferee”) as permitted hereunder, Borrower shall cause such Transferee to execute, and deliver to Agent, a collateral pledge agreement in form and substance substantially similar to the Collateral Pledge Agreement executed and delivered to Agent on the Closing Date.

6.19	Management Agreements: Borrower shall notify Agent in writing whenever Borrower or any Subsidiary Guarantor enters into a
Management Agreement and directs Agent to unilaterally amend Schedule E to include such additional Management Agreement on Schedule E.  Borrower shall execute and deliver or cause such Subsidiary Guarantor to execute and deliver a Notice Letter with respect to such Management Agreement.

6.20	Sponsored CDO Equity Interests: Borrower shall notify Agent in writing whenever Borrower or any Subsidiary Guarantor acquires any additional Sponsored CDO Equity Interests or Capital Stock of any Person and directs Agent to unilaterally amend Schedule “5.14(b)” to include the additional Sponsored CDO Equity Interests and such Capital Stock on Schedule “5.14(b)”. Borrower shall execute and deliver or cause such Subsidiary Guarantor to execute and deliver an amendment to the Sponsored CDO Pledge Agreement, granting Agent, for the ratable benefit of Secured Parties, a first priority security interest in such additional Sponsored CDO Equity Interests or Capital Stock.

6.21	Access to Investor Reporting Service: Borrower shall, and shall cause each Subsidiary Guarantor to, provide Agent with all codes necessary for Agent to access each investor reporting website such that Agent may obtain all information that each investor obtains with respect to Collateralized Debt Offerings.

6.22	Bancorp Stock: Borrower shall deliver, or caused to be delivered, to Agent, not later than five (5) days from the date of filing with the
United States Securities and Exchange Commission, each updated prospectus for the Bancorp Stock.

6.23	Trapeza: Borrower shall cause (a) Trapeza Group or Trapeza Management, as applicable, to on a quarterly basis, make a Distribution of all management fees paid to Trapeza Group or Trapeza Management to the applicable Subsidiary Guarantor and (b) such Subsidiary Guarantor to deposit all such Distributions in a Deposit Account maintained by Borrower or such Subsidiary Guarantor with Agent.

SECTION 7. BORROWER’S NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit and each Letter of Credit has been terminated, that:

7.1	Merger, Consolidation, Dissolution or Liquidation:

(a)           Borrower shall not engage, and shall not permit any Subsidiary Guarantor to engage, in any Asset Sale other than: (i) so long as no Default or Event of Default exists or would exist after giving effect thereto (A) liquidation of its investments in Collateralized Debt Offerings in the ordinary course of Borrower's or such Subsidiary Guarantor's business, (B) the sale of Pledged Securities, (C) the sale of Capital Stock of a Legacy Entity, or (D) an Approved JV Sale or (E) a LEAF Sale; (ii) equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale; or (iii) the sale of Capital Stock of any Subsidiary Guarantor so long as such sale does not result in a Change of Control.

(b)           Borrower shall not, and shall not permit any Subsidiary Guarantor to, merge or consolidate with any other Person or engage in a division, conversion, dissolution or liquidation; provided however, that any Subsidiary Guarantor may merge or consolidate with a

Person so long as (i) no Default or Event of Default exists, or would exist after giving effect to such merger or consolidation; (ii) Borrower or such Subsidiary Guarantor is the surviving entity of any such merger or consolidation; and (iii) Lender has a first priority Lien on all of the assets and the Capital Stock of the surviving entity of any such merger or consolidation.

7.2	Acquisitions: Other than as permitted in Section 7.4(b) hereof, Borrower shall not acquire, and shall not permit any Subsidiary Guarantor to acquire, all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction if a Significant Default exists or would exists after giving effect to such transaction.

7.3	Liens and Encumbrances: Borrower shall not, and shall not permit any Subsidiary Guarantor to: (a) execute a negative pledge agreement with any Person covering any of the Collateral, or (b) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), the Collateral, whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4	Transactions With Affiliates; Subsidiaries:

(a)           Except pursuant to the Management Agreements, as otherwise set forth on Schedule “7.4(a)” attached hereto and made part hereof or as otherwise permitted pursuant to Section 7.7 hereof, Borrower shall not, and shall not permit any Subsidiary Guarantor to, enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower or any Subsidiary Guarantor, and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary Guarantor’s business and upon terms substantially the same and no less favorable to Borrower or such Subsidiary Guarantor as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; (ii) such transaction is intended for incidental administrative purposes; or (iii) such transaction is a transaction referenced in Section 2.9(d)(i) or Section 2.9(d)(ii) of this Agreement

(b)           Borrower shall not, and shall not permit any Subsidiary Guarantor to, create or acquire any Subsidiary unless, (i) such Subsidiary becomes party to the Surety and Guaranty Agreement and Guarantor Security Agreement pursuant to documents in form and substance satisfactory to Lender or, Borrower otherwise provides an opinion of counsel that such Subsidiary is prohibited from becoming a Subsidiary Guarantor pursuant to its organization documents or any loan documents to which it is a party, and (ii) the Capital Stock of such Subsidiary is pledged to Lender.

7.5	Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person if a Default or Event of Default exists or would result therefrom.

7.6	Distributions, Bonuses and Other Indebtedness: Borrower shall not, and shall not permit any Subsidiary Guarantor to: (a) declare or pay or make any forms of Distribution to holders of Borrower’s Capital Stock if a Significant Default exists or, after giving effect to such Distribution, would exist; (b) declare or pay any bonus compensation to its officers if a Significant Default exists or after giving effect to such payment would exist; (c) hereafter incur or become liable for any Indebtedness if a Significant Default exists or after giving effect to such Indebtedness would exist; (d) make any prepayments on any existing or future Indebtedness (other than the Obligations) if a Significant Default exists or, after giving effect to such prepayment would exist; or (e) make any payments on Subordinated Debt (including, without limitation, the Existing Subordinated Debt) in violation of the subordination provisions thereof.

7.7	Loans and Investments:

(a)           Borrower shall not, and shall not permit any Subsidiary Guarantor to, make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person provided that if no Default or Event of Default exists or after giving effect thereto, would exist, Borrower and any Subsidiary Guarantor may make loans, advances, extensions of credit or capital contributions to, or investments in, any Person in the ordinary course of Borrower’s and such Subsidiary Guarantor’s business (including the real estate investment business and the equipment leasing and commercial loan contract business of LEAF and/or any LEAF Entity); provided that any loans or advances made after the Closing Date to fund both the equipment leasing and commercial loan contract business of LEAF and any LEAF Entity shall not exceed Five Million Dollars ($5,000,000) in the aggregate, net of any loans or advances repaid by LEAF or any LEAF Entity.

(b)           Borrower shall not permit the market value (as determined from Borrower’s financial statements) of Borrower’s direct investments in the equity preference shares in Collateralized Debt Offerings to exceed twenty-five percent (25%) of Borrower’s Consolidated Net Worth.

7.8	Use of Lenders’ Name: Borrower shall not, and shall not permit any Subsidiary Guarantor to, use Lender’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Borrower or any Subsidiary Guarantor  to make any contract on behalf of Lender.

7.9	Miscellaneous Covenants:

(a)           Borrower shall not, and shall not permit any Subsidiary Guarantor to, become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s or any Subsidiary Guarantor’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower or any Subsidiary Guarantor is a party or by which it is or may be bound.

(b)           Borrower shall not, and shall not permit any Subsidiary Guarantor to, carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(c)           Borrower shall not, and shall not permit any Subsidiary Guarantor to, amend or modify any Management Agreement.

7.10	Jurisdiction of Organization: Neither Borrower nor any Subsidiary Guarantor shall change its jurisdiction of organization.

7.11	Organization Documents: Borrower shall not, and shall not permit any Subsidiary Guarantor to, amend or modify any of its respective organizational documents, including its certificate of formation and operating agreement, in a manner which would be materially adverse to Secured Parties.

SECTION 8. DEFAULT

8.1	Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

(a)           Payments - if Borrower fails to make any payment of principal on the date such payment is due and payable or fails to immediately reimburse any drawing under a Letter of Credit or fails to make any payment of interest within ten (10) days of the due date; or

(b)           Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Agent, Issuing Bank or any Lender arising out of or incurred in connection with this Agreement within ten (10) days of the date of any invoice; or

(c)           Particular Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 6.2(b), 6.8, 6.10 and 6.11 and Section 7 for which no cure period shall exist), such failure continues for twenty (20) Business Days after the occurrence thereof; or

(d)           Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Agent or any Lender is not true and correct, in all material respects, when made; or

(e)           Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower or any Subsidiary Guarantor contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

(f)           Agreements with Others - (i) if Borrower or any Subsidiary Guarantor shall default beyond any grace period in the payment of principal or interest of any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s or any such Subsidiary Guarantor’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment; or

(g)           Other Agreements with Lenders - if Borrower or any Subsidiary Guarantor breaches or violates the terms of, or if a default (and expiration of any applicable cure period) or an event of default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between or among Borrower or any Subsidiary Guarantor and Agent, Issuing Bank or any Lender; or

(h)           Judgments - if any final judgment for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower or any Subsidiary Guarantor has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower or any Subsidiary Guarantor and such judgment shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

(i)           Assignment for Benefit of Creditors, etc. - if Borrower or any Subsidiary Guarantor makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by  Borrower; or

(j)           Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower or any Subsidiary Guarantor, or the commencement of any proceeding to avoid any transaction entered into by Borrower or any Subsidiary Guarantor, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s or any Subsidiary Guarantor’s  debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower or any Subsidiary Guarantor; provided however, that Borrower or any Subsidiary Guarantor shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lenders shall not be obligated to make Advances hereunder and Lenders may seek adequate protection in any bankruptcy proceeding; or

(k)           Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or any Subsidiary Guarantor or for Borrower’s or any Subsidiary Guarantor’s  Property; or

(l)           Execution Process, etc. - the issuance of any execution or distraint process against any Property of Borrower or any Subsidiary Guarantor; or

(m)           Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted, or if any Subsidiary Guarantor ceases any material portion of its business operations as presently conducted except in the ordinary course its business following written notice to Lender; or

(n)           Pension Benefits, etc. - if Borrower or any Subsidiary Guarantor fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s or any Subsidiary Guarantor’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

(o)           Investigations - any indication or evidence received by Agent or any Lender that reasonably leads it to believe Borrower or any Subsidiary Guarantor may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower or any Subsidiary Guarantor to any Governmental Authority; or

(p)           Change of Control - if there shall occur a Change of Control; or

(q)           Other Loan Documents - if any breach or default occurs, and is not cured during any applicable grace period, under any other Loan Documents or if the Surety and Guaranty Agreement, or any obligation to perform thereunder, is terminated; or

(r)           Liens - if any Lien in favor of Agent shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens unless the failure of such Lien to be valid, enforceable and perfected and prior to all other Liens is the result of the negligence of Agent, or if Borrower or any Subsidiary Guarantor or any Governmental Authority shall assert any of the foregoing; or

(s)           Other Loan Documents - if any other Person (other than Agent or any Lender) party to a Loan Document, breaches or violates any term, provision or condition of such Loan Document.

8.2	Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Agent, Issuing Bank or any Lender to accept a cure of any Event of Default hereunder.

8.3	Rights and Remedies on Default:

(a)           In addition to all other rights, options and remedies granted or available to Agent, Issuing Bank or Lenders under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Agent may, in its discretion, direct Lenders, and the Majority Lenders shall have the option to instruct Agent to direct Lenders, to, withhold or cease making Advances under the Revolving Credit.

(b)           In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, in its discretion, or at the written direction of Majority Lenders shall, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Revolving Credit and declare the Obligations (other than Obligations arising under an Interest Hedging Instrument) immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(i),(j) or (k) shall automatically cause an acceleration of the Obligations (other than Obligations arising under an Interest Hedging Instrument)).

(c)           In addition to all other rights, options and remedies granted or available to Agent, under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the occurrence and during the continuance of an Event of Default Agent may, in its discretion, or at the written direction of Majority Lenders shall, direct Borrower to deliver and pledge to Agent, for the ratable benefit of Agent, all Lenders and Issuing Bank, cash collateral in the amount of all outstanding Letters of Credit.

(d)           In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, or at the written direction of Majority Lenders shall, upon or at any time following the occurrence of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i)           The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Agent); or

(ii)           By its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

(iii)           Require Borrower at Borrower’s expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Agent; or

(iv)           The right to reduce the Maximum Revolving Credit Amount or Borrowing Base or to modify the terms and conditions upon which Agent, on behalf of Lenders, or Lenders may be willing to consider making Advances under the Revolving Credit; or

(v)           The right to enjoin any violation of Section 7.1, it being agreed that Lenders’ remedies at law are inadequate.

(e)           Borrower hereby authorizes Agent, as secured party, to make any necessary filings under Rule 144 of the Securities Act in order to sell the Pledged Securities upon an Event of Default.

(f)           Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower.  Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.  Agent shall have no obligation to clean up or prepare the Collateral for sale.  If Agent sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Agent.  Agent may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4	Nature of Remedies: All rights and remedies granted Agent, Issuing Bank or Lenders hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, any Subsidiary Guarantor or any of the Collateral, at any time, under any agreement, with any available remedy and in any order.

8.5	Set-Off:

(a)           In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the occurrence and during the continuance of an Event of Default, Agent or any Lenders (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower with Agent or any Lender, or of Borrower with any other subsidiary of a Lender or Bank Affiliate of any Lender or any participant and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder;

(b)           If any bank account of Borrower with any Lender, any other subsidiary or Bank Affiliate of a Lender or any participant is attached or otherwise liened or levied upon by any third party, Agent or such Lender (and such participant) or Bank Affiliate shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

SECTION 9. AGENT

9.1	Appointment and Authority: (a) Each Lender and Issuing Bank hereby irrevocably appoints TD Bank, N.A. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Agent, Lenders and Issuing Bank, and no Borrower or Subsidiary Guarantor shall have rights as a third party beneficiary of any of such provisions.

(b)           Agent shall also act as the “collateral agent” under the Loan Documents, and each Lender (in its capacities as a Lender and potential provider of an Interest Hedging Instrument) and Issuing Bank hereby irrevocably appoints and authorizes Agent to act as Agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by Borrower or any Subsidiary Guarantor to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 10.4), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.2	Rights as a Lender: The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Subsidiary Guarantor or other Subsidiary or Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to any Lender.

9.3	Exculpatory Provisions: Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan
Documents.  Without limiting the generality of the foregoing, Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Majority Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, any Subsidiary Guarantor or any other Subsidiary or Affiliate thereof that is communicated to or obtained by the Person serving as Agent or any of Agent’s Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Majority Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.11 and 8.3) or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default of Event of Default unless and until notice describing such Default or Event of Default is given to Agent by Borrower, a Lender or Issuing Bank.

Agent shall not be responsible for or have any duty to ascertain or inquire into or pass upon (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default of Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.4	Reliance by Agent: Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5	Delegation of Duties: Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan
Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.6	Resignation of Agent: Agent may at any time give notice of its resignation to Lenders, Issuing Bank and Borrower. Upon receipt of any such notice of resignation, Majority Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrower, Issuing Bank and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a)  retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of Lenders or Issuing Bank under any of the Loan Documents, retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as Majority Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).

The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.7	Non-Reliance on Agent and Other Lenders: Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8	No Other Duties, Etc.: Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or Issuing Bank hereunder.

9.9	Agent May File Proofs of Claim: In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to Borrower or any Subsidiary Guarantor, Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower or any Subsidiary Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Bank and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Bank and Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Bank and Agent under this Agreement) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders and Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under this Agreement.

9.10	Collateral and Guaranty Matters: Lenders and Issuing Bank irrevocably authorize Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon termination of the Revolving Credit and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination (or cash collateralization) of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) as permitted under Section 3.8 or (iv)  if approved, authorized or ratified in writing in accordance with Section 10.11;

(b)           to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3.

Upon request by Agent at any time, Majority Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Surety and Guaranty Agreement pursuant to this Section 9.10.  In each case as specified in this Section 9.10, Agent will, at Borrower’s expense, execute and deliver such documents as may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Surety and Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11	Action on Instructions of Lenders: With respect to any provision of this Agreement, or any issue arising there under, concerning which
Agent is authorized to act or withhold action by direction of all Lenders (or as the case may be under this Agreement, the Majority Lenders), Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by all Lenders (or as the case may be under this Agreement, the Majority Lenders).  Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

9.12	Designation of additional Agents:

The parties hereto covenant and agree TD Bank, N.A. shall be the Agent, and that no additional party designated as a syndication agent, documentation agent, collateral agent or in any other agent capacity (each such person an “Additional Agent”) shall, except in the case of the appointment of a successor Agent in accordance with Section 9.6 hereof, have any rights, duties, responsibilities, obligations, liabilities, responsibilities or duties, except for those received, undertaken or incurred by such party in its capacity as a Lender hereunder, if applicable.  No duty, responsibility, right or option granted to Agent herein is delegated or transferred, in whole or in part, to any Additional Agent and no compensation payable to Agent shall be shared with, or paid to, any such Additional Agent. No Additional Agent shall be entitled to any fees or reimbursement of Expenses except as such Additional Agent shall otherwise be entitled in its capacity as a Lender.  Notwithstanding anything to the contrary contained in this Agreement, no amendment to this Section 9.12 shall be effective without the written consent of Agent.

SECTION 10. MISCELLANEOUS

10.1	GOVERNING LAW: THIS AGREEMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AGREEMENT,
AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

10.2	Integrated Agreement: The Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lenders’, Issuing Bank’s and Agent’s rights and remedies.  If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

10.3	Waiver: No omission or delay by Secured Parties in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Agent and such Lenders (as required pursuant to Section 10.11) and then only to the extent specified.

10.4	Expenses; Indemnity: (a) Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and Agent’s Affiliates
(including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuing Bank (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuing Bank) in connection with the enforcement or protection of its rights (A) under or related to this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (all such out-of-pocket expenses, fees, charges and disbursements are referred to herein collectively, as “Expenses”).

(b)           Indemnification by the Borrower.  Borrower shall indemnify Agent (and any sub-agent thereof), each Lender and Issuing Bank, and each of their respective officers, employees, agents, sub-agents and attorneys (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Subsidiary Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Indemnitees only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of any Requirement of Law by Borrower or any Subsidiary Guarantor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party (including any creditor of Borrower or any Subsidiary Guarantor) or by Borrower or any Subsidiary Guarantor or any of Borrower’s or any Subsidiary Guarantor’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Subsidiary Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), Issuing Bank or any Indemnitee of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), Issuing Bank or such Indemnitee, as the case may be, such Lender’s Pro-Rata Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or Issuing Bank in its capacity as such, or against any Indemnitee of any of the foregoing acting for Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.  The obligations of Lenders under this subsection (c) are several and not joint.

10.5	Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day.  Time is of the essence in the performance under all provisions of this Agreement and all related agreements and documents.

10.6	Consequential Damages: Neither Agent, Issuing or any Lender nor any agent or attorney of Agent, Issuing or any Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

10.7	Brokerage: This transaction was brought about and entered into by Agent, Lenders and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof.  Borrower represents that it has not committed Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction.  If any such claim is made on Agent or any Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Agent, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees.  Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed a liability of Borrower under this Agreement.

10.8	Notices:

(a)           Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 10.8 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 10.8) in accordance with this Section 10.8.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth herein or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.8.  Any Notice shall be effective:

(b)           In the case of hand-delivery, when delivered;

(c)           If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(d)           In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(e)           In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(f)           In the case of electronic transmission, when actually received;

(g)           In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 10.8; and

(h)           If given by any other means (including by overnight courier), when actually received.:

If to Agent to:	TD Bank, N.A.
2005 Market Street
Philadelphia, PA 19103
Attn: Eric Tweer
Telecopier: 215-557-6209

With copies to:	Ballard Spahr LLP
1735 Market Street
Philadelphia, PA 19103
Attn: Steven M. Miller
Telecopier: 215-864-8999

If to Borrower to:	Resource America, Inc.
One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA 19112
Attn: Thomas C. Elliott
Telecopier: 215-546-7845

With copies to:	Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103
Attn: Brian Murland
Telecopier: 215-735-2513

If to Lenders:	to the addresses set forth on Schedule A

(i)           Agent shall be fully entitled to rely upon any facsimile transmission, e-mail, or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

10.9	Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

10.10	Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Agent and Lenders, and shall survive the delivery to Lenders of the Notes regardless of any investigation made by Lenders or on their behalf.  All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Agent and any and all Lenders shall constitute warranties and representations by Borrower hereunder.  Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.  All indemnification obligations under this Agreement, including under Section 2.2, 2.10, 2.14, 2.15, 2.16, 6.5, 10.4 and 10.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

10.11	Amendments:

Neither the amendment or waiver of any provision of this Agreement or any other Loan Document (other than Letter of Credit Documents), nor the consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Lenders (or by Agent at the direction of Majority Lenders), or if Lenders shall not be parties thereto, by the parties thereto and consented to by Majority Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall do any of the following: (i) increase the Pro Rata Percentage of any Lender without the written consent of such Lender, (ii) except as otherwise expressly provided in this Agreement with respect to the floating nature of the Base Rate or Adjusted LIBOR Rate and except with respect to waiving the Default Rate, reduce the principal of, or interest on, any Loan or any Reimbursement Obligations or any fees hereunder without the written consent of each Lender affected thereby, (iii) postpone any date fixed for any payment in respect of principal of, or interest on, any Loan or any Reimbursement Obligations or any fees hereunder without the written consent of each Lender affected thereby, (iv) amend or waive Section 2.12 or this Section 10.11, or change the definition of Majority Lenders without the written consent of each Lender, (v) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any Property of Borrower permitted under this Agreement, release any Liens in favor of Lenders on any portion of the Collateral in excess of $1,000,000 in any calendar year without the written consent of each Lender, (vi) permit Borrower or any Subsidiary Guarantor to delegate, transfer or assign any of its, obligations to any Lender without the written consent of each Lender, or (vii) release or compromise the obligations of Borrower or any Subsidiary Guarantor to any Lender without the written consent of each Lender; provided further, that no amendment, waiver or consent affecting the rights or duties of Agent or Issuing Bank under any Loan Document shall in any event be effective, unless in writing and signed by Agent and/or Issuing Bank, as applicable, in addition to Lenders required hereinabove to take such action.  Notwithstanding any of the foregoing to the contrary, the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 9 of this Agreement.  In addition, Borrower and Lenders hereby authorize Agent to modify this Agreement by unilaterally amending or supplementing Schedule A, or Schedule B from time to time in the manner requested by Borrower, Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder and to amend Schedule C, Schedule D, Schedule E or Schedule 5.14(b) as permitted under Section 6.19 and 6.20; provided, however, that Agent shall promptly deliver a copy of any such modification to Borrower and each Lender.

(a)           After an acceleration of the Obligations, Agent shall have the right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under the Loan Documents and available at law or in equity to protect and enforce the rights of Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower or any Subsidiary Guarantor or to collect the Obligations, or defending any and all actions brought by Borrower or any Subsidiary Guarantor or other Person;  or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders’ rights or remedies.

(b)           To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within ten (10) Business Days of such Lender’s receipt of such request, such Lender shall be deemed to have given its consent thereto.

(c)           Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (ii) Majority Lenders may consent to allow Borrower or a Subsidiary Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding.

10.12	Assignments and Participations:

(a)           Borrower shall not have the right to assign or delegate their obligations and duties under this Agreement or any other Loan Documents or any interest therein except with the prior written consent of Agent and Lenders.

(b)           Notwithstanding subsection (c) of this Section 10.12, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging or granting a security interest in its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in the Loans and/or commitments hereunder to its parent and/or to any Affiliate of such Lender or to any other existing Lender or Affiliate. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c)           Each Lender may, with the consent of Agent (such consent not to be unreasonably withheld or delayed) and (if no Event of Default is outstanding) with the consent of Borrower (such consent not to be unreasonably withheld or delayed), but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Notes; provided that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance (if properly completed and executed in accordance with the terms hereof) and recording in its books and records, an Assignment Agreement, together with any Note or Notes subject to such assignment, (ii) such assignment shall be for an equal Pro Rata

Percentage of such Lender’s portion of the Term Loan and Revolving Credit, (iii) no such assignment shall be for less than an aggregate Pro Rata Share of $5,000,000 or, if less, the entire remaining Pro Rata Percentage of such Lender of the Loans, (iv) the assignor and assignee shall pay to Agent, as agreed between such assignor and assignee, a processing fee of $3,500.  Upon such execution and delivery of the Assignment Agreement to Agent, from and after the date specified as the effective date in the Assignment Agreement (the “Acceptance Date”), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights it may have pursuant to Section 10.4 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)           Within 5 Business Days after request by Agent, Borrower shall execute and deliver to Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to Borrower) a new Note or Notes to the order of the assignee in an amount equal to the Pro Rata Share assumed by it pursuant to such Assignment Agreement and, if the assigning Lender has retained a Pro Rata Share hereunder, a new Note to the order of the assigning Lender in an amount equal to the Pro Rata Share retained by it hereunder.  Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the Closing Date and shall otherwise be in substantially the form of the Note subject to such assignment.

(e)           Each Lender may sell participations (without the consent of Agent, Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Pro Rata Share, the Loans owing to it and the Note held by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of principal or interest of any Loans or Reimbursement Obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Loans or Reimbursement Obligations in which such participant is participating, (C) except as otherwise expressly provided in this Agreement, reduce the interest rate applicable to the Loans or Reimbursement Obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Credit Agreement, reduce any fees payable hereunder.

(f)           Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(g)           In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, Agent or such Lender may disclose any information in its possession regarding Borrower, their finances and/or Property.

10.13	Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

10.14	Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

10.15	Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by
Borrower, Agent, Issuing Bank and Lenders except as provided in Section 10 hereof.  Any modification in accordance with the terms hereof shall be binding on all parties hereto, whether or not each is a signatory thereto.

10.16	Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

10.17	Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.  Nothing contained in this Agreement shall be construed as a delegation to Agent, Issuing Bank or any Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

10.18	Discharge of Taxes, Borrower’s Obligations, Etc.: Agent, in its sole discretion, shall have the right at any time, and from time to time, if
Borrower fails to timely perform, to: (a) pay for the performance of any of Borrower’s Obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower’s Property in violation of this Agreement unless such entity is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefore in accordance with GAAP.  Expenses and advances shall be added to the Revolving Credit, bear interest at the rate applied to the Revolving Credit, until reimbursed to Agent.  Such payments and advances made by Agent shall not be construed as a waiver by Agent or Lenders of an Event of Default under this Agreement.

10.19	Withholding and Other Tax Liabilities: Agent shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Agent’s request, have given to Agent evidence, reasonably satisfactory to Agent, that it has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance.   Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose.  In the event that any lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Agent shall have the right (but shall not be obligated, nor shall Agent or any Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Agent shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by such entity.  In order to pay any such lien, assessment or tax liability, Agent shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth.  Any sum or sums which Agent (shared ratably by Lenders) shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrower to Agent with interest thereon at the highest rate applicable to the Revolving Credit, upon demand, and Agent shall be subrogated to all rights of such taxing authority against Borrower.

10.20	Consent to Jurisdiction: Borrower, Agent, Issuing Bank and each Lender hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania or the United States District Court for Commonwealth of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking.  Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.  Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

10.21	Waiver of Jury Trial: BORROWER, AGENT, ISSUING BANK AND EACH LENDER HEREBY WAIVE ANY AND ALL
RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

10.22	Termination: Borrower may terminate this Agreement at any time upon ten (10) days’ prior written notice upon payment in full of the
Obligations. In connection with any request for a termination hereunder and upon Borrower’s request, Agent shall issue a pay-off letter to Borrower.   The termination of this Agreement shall not affect Borrower’s or Agent’s, Issuing Bank’s or any Lender’s rights, or any of the Obligations  having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Obligations (including payment of all obligations arising under Section 2.10 of this Agreement) have been paid in full, and all outstanding Letters of Credit have been cash collateralized or backstopped to Issuing Bank’s satisfaction; provided that, any indemnification provisions that expressly survive termination shall continue.  The security interests, Liens and rights granted to Agent hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Obligations may from time to time be temporarily in a zero or credit position, until all of the Obligations (including payment of all obligations arising under Section 2.10 of this Agreement) of Borrower have been paid or performed in full, this Agreement has been terminated, and all outstanding Letters of Credit have been cash collateralized or backstopped to Issuing Bank’s satisfaction, or Borrower has furnished Agent with an indemnification satisfactory to Agent with respect thereto.

10.23	Patriot Act Notice: To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account.  For purposes of this Section 10.23, account shall be understood to include loan accounts.

10.24	Nonliability of Lenders: The relationship between Borrower on the one hand and Lenders, Issuing Bank and Agent on the other hand shall be solely that of borrower and lender.  Neither Agent, Issuing Bank, nor any Lender shall have any fiduciary responsibility to Borrower.

10.25	Effect on Existing Loan Agreement: Notwithstanding that this Agreement is amending and restating the Existing Loan Agreement as of the
Closing Date (which Existing Loan Agreement is fully superseded and amended and restated in its entirety hereby), nothing contained herein shall be deemed to cause a novation of any transfers, conveyances or transactions which were effected under the Existing Loan Agreement or of any of the security interests granted under the Existing Loan Agreement or Existing Security Documents, which grants are ratified and confirmed and continue in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

RESOURCE AMERICA, INC.

BORROWER:	By:
Name
Title

TD BANK, N.A., as Agent and Issuing Bank

AGENT	By:
AND ISSUING BANK:	Name
Title

TD BANK, N.A., as Lender

LENDERS:	By:
Name
Title

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

Dated as of: _____________________

Reference is made to the Amended and Restated Loan and Security Agreement dated as of March 10, 2011 (as amended, restated or otherwise modified from time to time, the "Loan Agreement"), by and among Resource America, Inc. ("Borrower"), the lenders a party thereto (the "Lenders"), and TD Bank, N.A., as administrative agent ("Agent").  Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Loan Agreement.

                            (the "Assignor") and   (the "Assignee") agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), all of the Assignor’s interests, rights and obligations with respect to the Loans set forth on Schedule 1, including such percentage of the outstanding Letters of Credit and Reimbursement Obligations, and the Assignor thereby retains its interest (if any) therein set forth on Schedule 1.  This Assignment and Assumption is entered pursuant to, and authorized by, Section 10.12 of the Loan Agreement.

2.           The Assignor (i) represents that, as of the date hereof, its Pro Rata Percentage (without giving effect to assignments thereof which have not yet become effective) under the Loan Agreement is with respect to the Loans, including its Pro Rata Percentage of the outstanding Letters of Credit and Reimbursement Obligations (unreduced by any assignments thereof which have not yet become effective) set forth on Schedule 1; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Agreement or any other instrument or document furnished or executed pursuant thereto; and (iv) attaches the Notes delivered to it under the Loan Agreement and requests that Borrower exchange such Notes for new Notes payable to each of the Assignor and the Assignee as follows:

Note Payable to the Order of:                                                                           Principal Amount of Note:

                                                                                                                       $_________

                                                                                                                       $_________

3.           The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to the terms thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the Assignor or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Agreement and the other Loan Documents are required to be performed by it as a Lender; (vi) agrees to hold all confidential information in a manner consistent with the provisions of the Loan Agreement; and (vii) includes herewith for the Agent the two forms required by Section 2.16 of the Loan Agreement (if not previously delivered).

4.           The effective date for this Assignment and Assumption shall be as set forth in Section 1 of Schedule 1 hereto (the "Effective Date").  Following the execution of this Assignment and Assumption, it will be delivered to Agent for acceptance, recording in its books and records and, to the extent required by the Loan Agreement, consent by Borrower.  Effectiveness of this Assignment and Assumption is expressly conditioned upon payment of the processing fee required under Section 10.12 of the Loan Agreement

5.           Upon such consents, acceptance and recording and payment, from and after the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.

6.           Upon such consents, acceptance and recording and payment, from and after the Effective Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

7.           THIS ASSIGNMENT AND ASSUMPTION SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND, TOGETHER WITH ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

2

WITNESS the following signatures as of the ______ day of __________, 201_.

ASSIGNOR:

By:
Name
Title

ASSIGNOR:

By:
Name
Title

Acknowledged and Consented to:

RESOURCE AMERICA, INC.

By:
Name
Title

Consented to and Accepted by:

TD BANK, N.A., as Agent

By:
Name
Title

3

SCHEDULE 1
TO
ASSIGNMENT AND ASSUMPTION

1.           Effective Date                                ____________, ____

2.           Assignor’s Interest Prior to Assignment

(a)           Pro Rata Percentage                                                                                     ___%
(b)           Outstanding balance of Revolving Loans                                                                                                $____________
(c)           Outstanding balance of Assignor’s Pro Rata Percentage
   of the Letters of Credit and Reimbursement Obligations                                                                          $___________
            (d)           Outstanding balance of Assignor’s Term Loans                                                                                      $___________

3.           Assigned Interest of Loans

(a)           Revolving Loan                                                                                            ___%
      (b)     Letters of Credit and Reimbursement Obligations                                           ___%
      (c)     Term Loan                                                                                                  ___%

4.           Assignee’s Extensions of Credit After Effective Date

(a)	Total outstanding balance of Assignee’s Revolving Loans
(line 2(b) times line 3(a))                                                                                                                    $___________
(b)        Total outstanding balance of Assignee’s Pro Rata Percentage of the Letters of Credit and Reimbursement Obligations (line 2(c) times line 3(b)) $____________
(c)	Total outstanding balance of Assignee’s Term Loan
(line 2(d) times line 3(c))                                                                                                                          $___________

5.           Retained Interest of Assignor after Effective Date

(a)        Retained Interest of Pro Rata Percentage
(i)           Revolving Loans                                                                           ____%
(ii)           Letter of Credit                                                                            ____%
(iii)           Term Loan                                                                                  ____%
(b)       Outstanding balance of Assignor’s Revolving Credit Loans
(line 2(b) times line 5(a)(i))                                                                                                                     $____________
(c)       Outstanding balance of Assignor’s Pro Rata Percentage
of Letters of Credit and Reimbursement Obligations
                        (line 2(d) times line 5(a)(ii))                                                                                                                    $____________
(d)       Outstanding balance of Assignor’s Term Loan
(line 2(d) times line 5(a)(iii))                                                                                                                   $____________

4

6.           Payment Instructions

(a)           If payable to Assignor, to the account of Assignor to:

  ABA No.:
  Account Name:
  Account No.:
  Attn:
  Ref:

(b)           If payable to Assignee, to the account of Assignee to:

  ABA No.:
  Account Name:
  Account No.:
  Attn:
  Ref:

5

EXHIBIT "B"

FORM OF AUTHORIZATION CERTIFICATE

(Borrower Letterhead)

Date: _______________

TD Bank, N.A.
2005 Market Street
Philadelphia, PA   19103
Attention:

Dear _____________:

RE:
That certain Amended and Restated Loan and Security Agreement dated March __, 2011 (as may be amended, restated, or otherwise modified from time to time, "Loan Agreement"), by and among Resource America, Inc. ("Borrower"), TD Bank, N.A., as administrative agent ("Agent"), and various financial institutions as lenders ("Lender")

Capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

The following individuals are authorized to request Advances against  the Revolving Credit, execute Quarterly Compliance Certificates, and transfer funds from any of Borrower’s accounts per written instructions received via fax:

Authorized Person                                                                 Title                                           Signature

1.       ____________________             _____________________          _______________________

2.       ____________________             _____________________          _______________________

3.       ____________________             _____________________          _______________________

Acknowledged and approved:

By:
Name:
Title:   __

EXHIBIT C

FORM OF NOTICE OF EXTENSION/CONVERSION

Dated as of: ______________

TD Bank, N.A., as Agent
2005 Market Street
Philadelphia, PA 19103

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the "Notice") is delivered to you under Section 2.6 of the Amended and Restated Loan and Security Agreement dated as of March____, 2011 (as amended, restated or otherwise modified from time to time, the "Loan Agreement"), by and among Resource America, Inc. ("Borrower"), TD Bank, N.A., as administrative agent for the various financial institutions ("Agent"), and the financial institutions a party thereto from time to time as lenders and issuing bank.

1.           This Notice is submitted for the purpose of:

(Check one and complete applicable information in accordance with the Loan Agreement.)

☐           Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________.

(b)	The principal amount of such Loan to be converted is $___________.

(c)	The requested effective date of the conversion of such Loan is _________.

(d)	The requested LIBOR Interest Period applicable to the converted Loan is ______.

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________.

(b)	The last day of the current LIBOR Interest Period for such Loan is ___________.

(c)	The principal amount of such Loan to be converted is $____________.

(d)	The requested effective date of the conversion of such Loan is _________.

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________.

(b)	The last day of the current LIBOR Interest Period for such Loan is ____________.

(c)	The principal amount of such Loan to be continued is $_____________.

(d)	The requested effective date of the continuation of such Loan is ________.

(e)	The requested LIBOR Interest Period applicable to the continued Loan is ______.

2.           All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Loan Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

3.           No Default or Event of Default Exists

4.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned, on behalf of Borrower, has executed this Notice of Conversion/Continuation  this ____ day of __________, 201__.

RESOURCE AMERICA, INC.

By:
Name
Title

2

EXHIBIT "D"

FORM OF REVOLVING CREDIT ADVANCE REQUEST

Resource America, Inc.
One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA  19112
("Borrower")

To: TD BANK, N.A.
2005 Market Street
Philadelphia, PA 19103
("Agent")

Borrower hereby requests an Advance in the amount of $___________ pursuant to Section 2.5 of that certain amended and Restated Loan and Security agreement by and among Borrower, Agent, and the financial institutions party thereto, from time to time, dated March___, 2011 (as amended, restated or otherwise modified from time to time, the "Loan Agreement").  Borrower hereby requests that such Advance accrue interest at the (select one) [Applicable Base Rate/Applicable LIBOR Rate].  If a LIBOR Rate Loan, the LIBOR Interest Period is _________.  The proposed date of the Advance is ____________________.

Borrowers hereby represent and warrant to Agent and Lenders as follows:

a.           There exists no Default or Event of Default under the Loan Agreement.

b.           All representations, warranties and covenants made in the Loan Agreement are true and correct as of the date hereof.

c.           The aggregate principal amount of all Advances outstanding under the Revolving Credit, prior to giving effect to this
Advance, are $_____________.

d           The number of LIBOR Rate Loans after giving effect to this Advance request will be ____ (cannot exceed five (5)).

RESOURCE AMERICA, INC.

By:
Name
Date:____________________________, 2011	Title

Exhibit “E” – Form of Borrowing Base Certificate

BORROWING BASE CERTIFICATE #___________

                               Dated:_________________

To induce Lenders, as defined in the Loan Agreement (as defined below), to make Advances under the Revolving Credit established pursuant to the Amended and Restated Loan and Security Agreement, dated March 10, 2011, among TD Bank, N.A., as agent and issuing bank, Borrower and Lenders, and any amendments thereto (herein called the "Agreement"), Borrower hereby certifies, as of the date above, as follows (capitalized terms, used without further definition herein, shall have the meanings set forth in the Loan Agreement):

1.           The Borrowing Base, determined in accordance with the Agreement, is as follows:

a.	Aggregate Non-Callable Management Fees	$___________

b.	75% of item (a)	$___________

c.	REIT Management Fees payable in cash	$___________

d.	75% of item (c)	$___________

e.	Borrowing Base - Sum of items (b) and (d)	$___________

f.	Borrowing Base minus outstanding principal balance of	$___________
Term Loan

g.	Maximum Revolving Credit Amount	$___________

h.	Revolving Credit Limit – lesser of items (f) or (g)	$___________

i.	Current outstanding amount of Advances
	(Prior to requested Advance)	$___________

j.	Face Amount of Outstanding Letters of Credit	$___________

k.	Plus: Advance requested	$___________

l.	Sum of item (i) plus (j) plus (k)	$___________

n.	Excess availability /(overadvance)*	$___________
*Calculated by item (h) minus item (l).

(2)           Borrower hereby certifies that there is no Default or Event of Default outstanding under the Agreement.

(3)           Borrower hereby certifies that the information contained herein is true and correct.

Resource America, Inc.

By:_______________________________
Name:
Title:

EXHIBIT "F"

QUARTERLY COMPLIANCE CERTIFICATE

TD Bank, N.A. _____________, 201_
2005 Market Street
Philadelphia, PA 19103
Attention: ___________________

The undersigned, an Authorized Officer of Resource America, Inc. ("Borrower"), gives this certificate to TD Bank, N.A. ("Agent"), in accordance with the requirements of Section 6.10 of that certain Amended and Restated Loan and Security Agreement dated ____, 2011, by and among Borrower, Agent, and the financial institutions party thereto, from time to time (as amended, restated or otherwise modified from time to time, "Loan Agreement").  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.           Based upon my review of the consolidated balance sheets and statements of income of Borrower for the fiscal period ending __________________, 201_, copies of which are attached hereto, I hereby certify that:

a.           The Interst Coverage Ratio of Borrower is _________________;
b.           The Consolidated Funded Debt to Net Worth Ratio is _______________;

Attached as Schedule "A" are the details underlying such financial covenant calculations.

2.           No Default exists on the date hereof, other than: ____________________   [if none, so state]; and

3.           No Event of Default exists on the date hereof, other than: __________________ [if none, so state].

Very truly yours,

By:
Name
Title

SCHEDULE A

SCHEDULE OF LENDERS

Lenders	Pro Rata Percentage	Revolving Credit Pro Rate Share	Term Loan Pro Rata Share
TD Bank, N.A.	100%	$9,500,000	$5,000,000

SCHEDULE B

EXISTING SUBORDINATED DEBT

In September and October 2009, Borrower completed a private offering to certain senior executives and shareholders with the sale of $18.8 million of Senior Notes due 2012 with 5-year detachable warrants to purchase 3,690,195 shares (at a weighted average exercise price of approximately $5.11 per share).  The Senior Notes require quarterly payments of interest in arrears beginning December 31, 2009.  The notes are unsecured, senior obligations and are junior to Borrower’s existing and future secured indebtedness.

SCHEDULE C

LIST OF SUBSIDIARIES NOT GUARANTYING
1.	Chadwick Securities, Inc.
2.	Resource Europe Management Limited
3.	Resource RSI Phase I, LLC
4.	Resource RSI Phase II, LLC
5.	RCP Nittany Pointe Manager, Inc.
6.	RCP Fountains GP, Inc.
7.	RCP Avalon Manager, Inc.
8.	RCP Falls at Duraleigh Manager, Inc.
9.	RCP Sage Canyon Manager, Inc.
10.	RCP Cuestas Manager, Inc.
11.	RCP Holdco I Manager, Inc.
12.	RCP Reserves Manager, Inc.
13.	RCP Foxglove Manager, Inc.
14.	RCP Santa Fe Manager, Inc.
15.	RCP Regents Center Manager, Inc.
16.	RCP Highland Lodge Manager, Inc.
17.	RCP Grove Manager, LLC
18.	RCP Howell Bridge Manager, Inc.
19.	RCP Heritage Lake Manager, LLC
20.	RCP Westchase Wyndham Manager, LLC
21.	RCP Pear Tree Manager, LLC
22.	RCP Wind Tree Manager, LLC
23.	RCP Chenal Brightwaters Manager, LLC
24.	Resource Asset Management, LLC
25.	LEAF Asset Management, LLC
26.	LEAF Commercial Finance Income Fund I, LP
27.	LEAF Commercial Finance Income Fund II, LP
28.	FLI Holdings, Inc.
29.	LEAF Financial Corporation
30.	LEAF Commercial Finance Co, LLC
31.	LEAF Funding, Inc.
32.	Resource Capital Funding II, LLC
33.	LEAF Ventures, LLC
34.	Merit Capital Manager, LLC
35.	Merit Capital Advance, LLC
36.	LEAF Capital Management, Inc.
37.	LEAF Capital Management, Inc.
38.	Resource Commercial Mortgages, Inc.
39.	RCP Magnolia Manager, LLC
40.	RCP West Wind Manager, LLC
41.	RCP Ryan’s Crossing Manager, LLC
42.	RCP Memorial Towers Manager, LLC
43.	RCP Villas Manager, LLC

44.	RCP Coach Lantern Manager, LLC
45.	RCP Foxcroft Manager, LLC
46.	RCP Tamarlane Manager, LLC
47.	RCP Park Hill Manager, LLC
48.	RCP Bent Oaks Manager, LLC
49.	RCP Cape Cod Manager, LLC
50.	RCP Woodland Hills Manager, LLC
51.	RCP Woodhollow Manager, LLC
52.	Merit Processing, LLC
53.	LEAF Ventures II, LLC
54.	Prompt Payment, LLC
55.	LEAF Commercial Finance Fund, LLC
56.	RRE Oak Park Leaseco, LLC
57.	Apidos Select Corporate Credit Fund GP, LLC
58.	RCP Wyndridge Manager, LLC
59.	RCP Mill Creek Manager, LLC
60.	RCP Waterstone Manager, LLC
61.	Commerce Square Insurance Services, LLC
62.	Commerce Square Equipment Reinsurance Co. Ltd.
63.	LEAF Commercial Capital, Inc.
64.	LEAF Capital Funding, LLC

SCHEDULE D

LEGACY ENTITIES

1.	Resource Properties XVII, Inc.
2.	Resource Properties XXV, Inc.
3.	Resource Properties XXVI, Inc.
4.	Resource Properties XXX, Inc.
5.	Resource Properties XXXI, Inc.
6.	Resource Properties XLVII, Inc.
7.	Resource Properties XLIX, Inc.
8.	Resource Properties 54, Inc.

SCHEDULE E

MANAGEMENT AGREEMENTS

1.	Collateral Management Agreement between Ischus Capital Management, LLC and Ischus Mezzanine CDO III, LTD. dated June 29, 2006.

2.	Collateral Management Agreement between Ischus Capital Management, LLC and Ischus CDO I, LTD. dated December 29, 2004.

3.	Portfolio Management Agreement between Apidos CDO V and Apidos Capital Management, LLC dated March 8, 2007.

4.	Collateral Management Agreement between Apidos Quattro CDO and Apidos Capital Management, LLC dated October 31, 2006.

5.	Collateral Administration Agreement between Apidos CDO IV and Apidos Capital Management, LLC dated September 14, 2006.

6.	Collateral Administration Agreement between Apidos CDO II and Apidos Capital Management, LLC dated December 21, 2005.

7.	Collateral Management Agreement between Ischus Synthetic ABS CDO 2006-1 LTD. and Ischus Capital Management LLC dated March 9, 2006.

8.
Amended and Restated Management Agreement between Resource Capital Corp., Resource Capital Manager, Inc. and Borrower dated June 30, 2008, as amended by that certain First Amendment to Amended and Restated Management Agreement dated as of October 16, 2009, as further amended by that certain Second Amendment to Amended and Restated Management Agreement dated as of August 17, 2010, as further amended by that certain Third Amendment to Amended and Restated Management Agreement dated as of February 24, 2011.

9.	Collateral Management Agreement between Ischus Synthetic ABS CDO 2006-2 LTD. and Ischus Capital Management LLC dated December 21, 2006.

SCHEDULE F

REAL ESTATE VENTURE INVESTMENTS

Legacy Assets
1.	Countryside - $2MM loan from Resource Properties XXXI, Inc. to Hopmeadow Development, Inc. RAI has pledged its equity interests in RP XXXI to Lenders.
2.	Barker Lofts - $135K loan from RAI to Barker Lofts, LLC.
3.	Met Fund XXVI - Resource Properties XXVI, Inc. owns an 80% interest in The Metropolitan Fund: Dover Pension Investors – 1986 (“Met Fund”). Met Fund owns boat slips.
4.	National Press - RAI is the Class A Member of Press Building, LLC. The Class B Member is Trust II - Press Building, LLC. Can pledge the Economic Interests of the Class A Member.
5.	Elkins – $1.4MM loan from Resource Properties XVII, Inc. to Elkins West Associates secured by a DOT. RAI has pledged its equity interests in RP XVII to Lenders.

Joint Ventures
1.	HUD MF 2007 - RRE D2R2 2007-1, LLC can pledge its interests in RRE HUD MF 2007, LLC.

RRE Sponsored Funds
1.	Resource Real Estate Investors, L.P. – Resource Capital Partners, Inc. can pledge its LP interests.
2.	Resource Real Estate Investors II, L.P. - Resource Capital Partners, Inc. can pledge its LP interests.
3.	Resource Real Estate Investors III, L.P. - Resource Capital Partners, Inc. can pledge its LP interests.
4.	Resource Real Estate Investors IV, L.P. - Resource Capital Partners, Inc. can pledge its LP interests.
5.	Resource Real Estate Investors V, L.P. - Resource Capital Partners, Inc. can pledge its LP interests.
6.	Resource Real Estate Investors 6, L.P. - Resource Capital Partners, Inc. can pledge its LP interests.
7.	Resource Real Estate Investors 7, L.P. - Resource Capital Partners, Inc. can pledge its LP interests.
8.	Resource Real Estate Opportunity Fund, LP. – Resource Capital Partners, Inc. can pledge its LP interests (subject to the first priority lien in favor of Resource Capital Corp., a Maryland corporation)

SCHEDULE 1.1(b)

Existing Liens and Claims

1.	700,000 shares of Resource Capital Corp. common stock owned by Resource Capital Investor, Inc. in favor of Republic First Bank d/b/a Republic Bank (or any replacement financial institution).

2.
Any and all presently existing or future assets of Resource Properties XXX, Inc. (and/or its successors and/or assigns) related to the real property located in Philadelphia, PA known as Headhouse Piers 3 & 5 in favor of Republic First Bank d/b/a Republic Bank (or any replacement financial institution).

3.
The issued and outstanding limited partnership units now owned or hereafter acquired by Resource Capital Partners, Inc. in Resource Real Estate Opportunity Fund, L.P. in favor of Resource Capital Corp.

SCHEDULE 5.1

States of Qualifications

           Entity Name                                                                           _ State(s) of Qualification
1.	Resource America, Inc.	DE, PA
2.	Apidos Capital Management, LLC	DE, NY
3.	Ischus Capital Management, LLC	DE, NY
4.	RAI Ventures, Inc.	DE
5.	RCP Financial, LLC	PA
6.	Resource Capital Manager, Inc.	DE, NY
7.	Resource Capital Investor, Inc.	DE
8.	Resource Capital Partners, Inc.	DE, PA, CO
9.	Resource Financial Institutions Group, Inc.	DE
10.	Resource Financial Fund Management, Inc.	DE
11.	Resource Housing Investors I, Inc.	DE
12.	Resource Housing Investors II, Inc.	DE
13.	Resource Housing Investors III, Inc.	DE
14.	Resource Housing Investors IV, Inc.	DE
15.	Resource Leasing, Inc.	DE
16.	Resource Programs, Inc.	DE, PA, NY
17.	Resource Properties VIII, Inc.	DE
18.	Resource Properties XVII, Inc.	DE
19.	Resource Properties XXV, Inc.	DE
20.	Resource Properties XXVI, Inc.	DE
21.	Resource Properties XXX, Inc.	DE
22.	Resource Properties XXXI, Inc.	DE
23.	Resource Properties XLI, Inc.	DE
24.	Resource Properties XLVII, Inc.	DE
25.	Resource Properties XLIX, Inc.	DE
26.	Resource Properties 54, Inc.	DE
27.	Resource Real Estate, Inc.	DE
28.	Resource Real Estate Funding, Inc.	DE, PA, CA
29.	Resource Real Estate Holdings, Inc.	DE
30.	Resource Real Estate Management, LLC	DE
31.	RRE1 Duraleigh Member, LLC	DE
32.	RRE2 Duraleigh Member, LLC	DE
33.	RRE Avalon Member, LLC	DE
34.	Resource Capital Partners II, LLC	DE
35.	RRE Leaseco, LLC	DE
36.	Resource Capital Markets, Inc.	DE
37.	RRE D2R2 2007-1, LLC	DE
38.	RRE Investor, LLC	DE
39.	Resource Real Estate Management, Inc.	DE, CA, OH, PA
40.	Resource Real Estate Opportunity Advisor, LLC	DE
41.	Apidos Partners, Inc.	DE
42.	Walnut Street Investments, LLC	DE
43.	Resource Real Estate Opportunity Manager, LLC	DE

SCHEDULE 5.2

Places of Business

1845 Walnut Street, 9th and 10th Floor
Philadelphia, PA  19103

712 Fifth Avenue, 12th Floor
New York, NY  10019

One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA 19112

2121 Rosecrans Avenue, Suite 3310
El Segundo, CA 90245

Resource Europe Management LTD
10 Brook St
London, England W1S 1BG

3033 East First Avenue, Suite 805
Denver, CO  80206

Resource Real Estate Management
14301 First National Bank Parkway
Suite 310
Omaha, NE  68154

SCHEDULE 5.3

Judgments, Proceedings Litigation and Orders

Federal Deposit Insurance Corporation, as Receiver for Riverside National Bank of Florida v. The McGraw-Hill Companies, Inc. et al., United States District Court, Southern District of New York, Case No. 10 Civ. 4421.

SCHEDULE 5.7

Federal Tax Id. and State ID No.

Entity Name	EIN	State Id No.

Resource America, Inc.	72-0654145	636908
Apidos Capital Management, LLC	59-3794454	3911350
Ischus Capital Management, LLC	42-1629547	3795325
RAI Ventures, Inc.	23-3052654	3270521
RCP Financial, LLC	04-3837567	568031
Resource Capital Manager, Inc.	20-2287162	3919391
Resource Capital Investor, Inc.	20-2393947	3931224
Resource Capital Partners, Inc.	13-4214163	3562036
Resource Financial Institutions Group, Inc.	20-2593874	3929004
Resource Financial Fund Management, Inc.	04-3686974	3530885
Resource Housing Investors I, Inc.	23-2916186	2713100
Resource Housing Investors II, Inc.	23-2916188	2713232
Resource Housing Investors III, Inc.	23-2916190	2713037
Resource Housing Investors IV, Inc.	23-2916191	2713230
Resource Leasing, Inc.	51-0367697	2518557
Resource Programs, Inc.	23-2544941	2171187
Resource Properties VIII, Inc.	23-2746781	2334781
Resource Properties XVII, Inc.	23-2836316	2489294
Resource Properties XXV, Inc.	51-0374877	2629014
Resource Properties XXVI, Inc.	52-2005749	2678319
Resource Properties XXX, Inc.	51-0374880	2629018
Resource Properties XXXI, Inc.	51-0374880	2629018
Resource Properties XLI, Inc.	23-2929392	2804989
Resource Properties XLVII, Inc.	23-2972692	2864483
Resource Properties XLIX, Inc.	23-2953181	2868865
Resource Properties 54, Inc.	23-2980336	2946577
Resource Real Estate, Inc.	20-1093394	3799469
Resource Real Estate Funding, Inc.	20-4326931	4109391
Resource Real Estate Holdings, Inc.	65-1173932	3624814
Resource Real Estate Management, LLC	22-3914452	3976137
RRE1 Duraleigh Member, LLC	52-2448330	3900088
RRE2 Duraleigh Member, LLC	52-2448325	3900089
RRE Avalon Member, LLC	20-2081491	3906054
Resource Capital Partners II, LLC	26-3419877	4604475
RRE Leaseco, LLC	64-0960020	4346241
Resource Capital Markets, Inc.	26-2740281	4428599
RRE D2R2 2007-1, LLC	45-0573586	4428599
RRE Investor, LLC	13-4214163	4685839
Resource Real Estate Management, Inc.	22-3914452	4404764
Resource Real Estate Opportunity Advisor, LLC	27-0332311	4696255
Apidos Partners, Inc.	27-4899935	4938527
Walnut Street Investments, LLC	30-3665750	4942797
Resource Real Estate Opportunity Manager, LLC	27-0332473	4696257

SCHEDULE 5.9

Subsidiaries and Affiliates

See Attached

SCHEDULE 5.10(a)

Existing Guaranties, Investments and Borrowings

GUARANTEES:
None

INVESTMENTS:	Balance at 12/31/10
Commercial Finance Investments, net:	$22,285,646.78
Investments in real estate, net	$27,462,191.31
Investment Securities, at fair value:	$21,716,152.49
Investment in Unconsolidated Entities:	$14,386,759.53

INTERCOMPANY BORROWINGS:

Lender	Borrower	Balance at 12/31/10
Resource Programs	RAI Corporate	$24,198,471.40
RAI Corporate	Real Estate	18,347,647.05
Resource Capital Partners, Inc.	RAI Corporate	27,849,043.71
Resource Real Estate Funding	RAI Corporate	233,169.95
Resource Real Estate Management, Inc.	RAI Corporate	1,000.00
Resource Leasing	RAI Corporate	35,785,082.36
RAI Corporate	LEAF Financial Corp	53,792,540.90
RAI Corporate	Flih	17,946,115.76
Resource Financial Fund Mgt.	RAI Corporate	14,692,035.40
RAI Corporate	Apidos	35,605,188.71
RAI Corporate	Apidos Select Corporate Credit Fund	101,150.00
RAI Corporate	Ischus	27,220,361.42
RAI Corporate	RFIG	4,098,914.30
RAI Corporate	Resource Capital Manager, Inc.	2,282,493.71
Resource Capital Investor	RAI Corporate	3,423,265.63
RAI Corporate	Trapeza	23,803.71
RAI Corporate	Resource Asset Management, Inc (RAMI)	710,833.25
RAI Corporate	RAI Ventures	7,978,720.41
RAI Corporate	Chadwick Securities	650,396.45
Resource Europe	RAI Corporate	1,133,072.90
RAI Corporate	Resource Capital Markets, Inc.	1,559,514.59
Resource Real Estate	Resource Programs	41,416,593.38
Resource Real Estate Funding	Resource Financial Fund Mgt.	4,649,594.28
LEAF Financial	Resource Financial Fund Mgt.	92,303.13
Resource Capital Markets, Inc.	Resource Financial Fund Mgt.	1,305,438.69
Resource Capital Markets	Chadwick Securities	116,182.42
Resource Capital Partners, Inc.	Chadwick Securities	391,997.23
Resource Europe	Chadwick Securities	62,462.65
Resource Europe	Resource Capital Markets, Inc.	105,000.00

SCHEDULE 5.10(a) continued

Existing Guaranties, Investments and Borrowings

		BALANCE AT
LENDER	BORROWER	12/31/10

Senior Notes	Resource America, Inc.	$18,820,000
	Less Discount	(4,064,719)
		14,755,281
Resource Capital Corporation	Resource Capital Partners, Inc.	1,939,041
De Lage Landen	Resource America, Inc.	152,388
De Lage Landen	LEAF Financial, Inc.	56,952
Key Equipment Finance, Inc.	LEAF Financial, Inc.	59,115
Bank of America Leasing & Capital, Inc.	LEAF Financial, Inc.	43,806
Greenwich Capital Finance Products, Inc.	Resource RSI Phase I & II, LLC	11,971,898
Microsoft Financing Corporation	Resource America, Inc.	124,930
First Insurance Funding Corporation	Resource America, Inc.	504,715
Lehman Brothers/ Litton Loan Servicing	LEAF Financial, Inc.	1,451,995
Sovereign Bank	LEAF Financial, Inc.	36,539
Guggenheim Partners Asset Management, Inc.	LEAF Funding SPE I, LLC	21,750,000
		52,846,660
TD Bank, N.A.	Resource America, Inc. line of credit	12,792,971
Total borrowings per balance sheet at 12/31/10:		$65,639,631

SCHEDULE 5.11(c)

Employee Benefit Plans

1.	Resource America, Inc. Investment Savings Plan

2.	Resource America, Inc. Employee Stock Ownership Plan

Section 5.11(c)(ii)

The Resource America, Inc. Employee Stock Ownership Plan (“ESOP”)
In December 2008, the Company filed an application under the voluntary correction program ("VCP") with the Internal Revenue Service (“IRS”) in order to correct certain compliance errors that were made with respect to the ESOP.  The IRS has concluded the VCP process and the Company is currently making the necessary corrections pursuant to the final compliance statement.  Additionally, in April 2010, the Company reached a settlement with the U.S. Department of Labor (“DOL”) relating to the ESOP annual report for fiscal 2007.  Furthermore, the DOL audited the ESOP and is auditing the Resource America, Inc. Investment Savings Plan (“401k Plan”) for the plan years from 2005 to 2009 (the "DOL Audit").  The DOL has closed the portion of the DOL Audit with respect to the ESOP and issued a formal closing letter.

The Resource America, Inc. Investment Savings Plan (“401k”)
In May 2010, the Company discovered errors in the calculation of the employer match and the calculation of the vested percentages for some employees.  The Company filed under the VCP program in January 2011 to correct these compliance errors. In February 2011, the Company paid $33,000 in additional interest as directed by the DOL; this effectively closed the DOL audit of the 401k Plan.

SCHEDULE 5.13(a)

Schedule of Names

Resource Residential

SCHEDULE 5.13(b)

Trademarks, Patents and Copyrights

None

SCHEDULE 5.13(c)

Necessary Trademarks, Patents and Copyrights

None

SCHEDULE 5.14(a)

Other Associations

Resource Financial Fund Management holds a Limited Partnership interest in each of the partnerships below:

Percentage of Limited
Entity	Partnership Interests Owned

Trapeza Partners III L.P.	6.10%

Trapeza Partners IV L.P.	5.04%

Trapeza Partners V L.P.	13.25%

Compass Island Partners, L.P.	9.99%

Compass Island Partners A, L.P.	9.99%

Cradle Cove Partners, L.P.	10.60%

Cradle Cove Partners II, L.P.	5.59%

Cradle Cove Investment Opportunities Fund, L.P.	5.58%

Apidos Select Corporate Credit Fund, L.P.	2.85%

SCHEDULE 5.14(b)

Sponsored CDO Offerings and Structured Finance Investments

Direct Investments in CDOs	Total $ CDO Equity	RFFM $ Share of Equity
Trapeza IX	23,000,000	1,000,000
Trapeza XII	25,000,000	950,000
Trapeza XIII	30,000,000	2,500,000
Ischus I (RFFM)	17,000,000	500,000
Ischus HG COLL 2007-1	15,800,000	1,000,000
Ischus Mezz III	23,000,000	2,000,000
Ischus Synthetic II	36,000,000	3,000,000
Apidos II	32,000,000	1,000,000
Apidos IV	27,000,000	1,000,000
Apidos Quattro	25,500,000	1,000,000
Total Direct Equity Investments in CDOs	254,300,000	13,950,000

Investment in CDOs Through	Total Partnership Capital	RFFM Share of
Trapeza Partnerships	Allocated to CDO	Partnership Cap	% Owned
Trapeza III	18,032,100	1,100,000	6.10
Trapeza IV	7,542,600	380,000	5.04
Trapeza V	8,300,100	1,100,000	13.25
Total Investments in CDOs	33,874,800	2,580,000	7.62

SCHEDULE 5.17

Capital Stock or Units

	Authorized Shares / Units / % Interests	Shares / Units / % Interests Issued
RESOURCE AMERICA, INC.
Preferred Stock	1,000,000	0
Common Stock	49,000,000	18,308,813
Apidos Capital Management, LLC	100%	100%
Ischus Capital Management, LLC	100%	100%
RAI Ventures, Inc.	1,000	100
RCP Financial, LLC	100%	100%
Resource Capital Manager, Inc.	1,000	1,000
Resource Capital Investor, Inc.	1,000	1,000
Resource Capital Partners, Inc.	1,000	100
Resource Financial Institutions Group, Inc.	1,000	1,000
Resource Financial Fund Management, Inc.	1,000	100
Resource Housing Investors I, Inc.	1,000	100
Resource Housing Investors II, Inc.	1,000	100
Resource Housing Investors III, Inc.	1,000	100
Resource Housing Investors IV, Inc.	1,000	100
Resource Leasing, Inc.	1,000	100
Resource Programs, Inc.	100	100
Resource Properties XVII, Inc.	1,000	100
Resource Properties XXV, Inc.	1,000	100
Resource Properties XXVI, Inc.	1,000	100
Resource Properties XXX, Inc.	1,000	100
Resource Properties XXXI, Inc.	1,000	100
Resource Properties XLVII, Inc.	1,000	100
Resource Properties XLIX, Inc.	1,000	100
Resource Properties 54, Inc.	1,000	100
Resource Real Estate, Inc.	1,000	100
Resource Real Estate Funding, Inc.	1,000	1,000
Resource Real Estate Holdings, Inc.	1,000	100
Resource Real Estate Management, LLC	100%	100%
RRE1 Duraleigh Member, LLC	100%	100%
RRE2 Duraleigh Member, LLC	100%	100%
RRE Avalon Member, LLC	100%	100%
Resource Capital Partners II, LLC	100%	100%
RRE Leaseco, LLC	100%	100%
Resource Capital Markets, Inc.	1,000	1,000
RRE D2R2 2007-1, LLC	100%	100%
RRE Investor, LLC	100%	100%
Resource Real Estate Management, Inc.	1,000	1,000
Chadwick Securities, Inc.	1,000	1,000
Resource Europe Management Limited	1	1
Resource RSI Phase I, LLC	100%	100%
Resource RSI Phase II, LLC	100%	100%
RCP Nittany Pointe Manager, Inc.	1,000	100

RCP Fountains GP, Inc.	1,000	100
RCP Avalon Manager, Inc.	1,000	1,000
RCP Falls at Duraleigh Manager, Inc.	1,000	1,000
RCP Sage Canyon Manager, Inc.	1,000	1,000
RCP Cuestas Manager, Inc.	1,000	1,000
RCP Holdco I Manager, Inc.	1,000	1,000
RCP Reserves Manager, Inc.	1,000	1,000
RCP Foxglove Manager, Inc.	1,000	1,000
RCP Santa Fe Manager, Inc.	1,000	1,000
RCP Regents Center Manager, Inc.	1,000	1,000
RCP Highland Lodge Manager, Inc.	1,000	1,000
RCP Grove Manager, LLC	100%	100%
RCP Howell Bridge Manager, Inc.	1,000	1,000
RCP Heritage Lake Manager, LLC	100%	100%
RCP Westchase Wyndham Manager, LLC	100%	100%
RCP Pear Tree Manager, LLC	100%	100%
RCP Wind Tree Manager, LLC	100%	100%
RCP Chenal Brightwaters Manager, LLC	100%	100%
Resource Asset Management, LLC	30,000,000	22,500,000
LEAF Asset Management, LLC	100%	100%
FLI Holdings, Inc.	1,000	100
LEAF Financial Corporation	10,000,000	9,900,000
LEAF Commercial Finance Co, LLC	100%	100%
LEAF Funding, Inc.	1,000	1,000
Resource Capital Funding II, LLC	100%	100%
LEAF Ventures, LLC	100%	100%
Merit Capital Manager, LLC	100%	100%
Merit Capital Advance, LLC	100%	100%
LEAF Capital Management, Inc.	1,000	100
Resource Commercial Mortgages, Inc.	1,000	100
RCP Magnolia Manager, LLC	100%	100%
RCP West Wind Manager, LLC	100%	100%
RCP Ryan’s Crossing Manager, LLC	100%	100%
RCP Memorial Towers Manager, LLC	100%	100%
RCP Villas Manager, LLC	100%	100%
RCP Coach Lantern Manager, LLC	100%	100%
RCP Foxcroft Manager, LLC	100%	100%
RCP Tamarlane Manager, LLC	100%	100%
RCP Park Hill Manager, LLC	100%	100%
RCP Bent Oaks Manager, LLC	100%	100%
RCP Cape Cod Manager, LLC	100%	100%
RCP Woodland Hills Manager, LLC	100%	100%
RCP Woodhollow Manager, LLC	100%	100%
Merit Processing, LLC	100%	100%
LEAF Ventures II, LLC	100%	100%
Prompt Payment, LLC	100%	100%
LEAF Commercial Finance Fund, LLC	100%	100%
RRE Oak Park Leaseco, LLC	100%	100%
Apidos Select Corporate Credit Fund GP, LLC	100%	100%
RRE Wyndridge Holdings, LLC	100%	100%
RCP Wyndridge Manager, LLC	100%	100%
RRE Mill Creek Holdings, LLC	100%	100%

RCP Mill Creek Manager, LLC	100%	100%
Resource Real Estate Opportunity Advisor, LLC	100%	100%
Apidos Partners, Inc.	1,000	1,000
Walnut Street Investments, LLC	100%	100%
Resource Real Estate Opportunity Manager, LLC	100%	100%

SCHEDULE 5.19

Perfection

Delaware
Pennsylvania

SCHEDULE 5.20

Commercial Tort Claims

None

SCHEDULE 5.21

Letter of Credit Rights

None

SCHEDULE 5.22

Deposit Accounts

Resource America	The Bancorp Bank	0012041151
Resource America	TD Bank N.A.	800020521
Resource America	TD Bank N.A.	2760384855
Resource Financial Fund Management, Inc.	TD Bank N.A.	466287398
Resource Financial Fund Management, Inc.	TD Bank N.A.	365423011
Resource Financial Fund Management, Inc.	Wilmington Trust	081026-000
Resource Financial Institutions Group	TD Bank N.A.	466285368
Resource Capital Manager, Inc.	TD Bank N.A.	466287380
Resource Capital Investor, Inc.	TD Bank N.A.	366650802
Ischus Capital Management LLC	TD Bank N.A.	466285350
Apidos Capital Management LLC	TD Bank N.A.	466287505
Resource Capital Markets, Inc.	TD Bank N.A.	372389700
Resource Capital Partners, Inc.	TD Bank N.A.	465990539
Resource Real Estate Funding, LLC	TD Bank N.A.	464950674
Resource Real Estate Management, Inc.	TD Bank N.A.	465990604
RRE D2R2 2007-1, LLC	TD Bank N.A.	373963065
Resource Capital Partners, Inc.	Bank of America	383000401669

SCHEDULE 5.25

Bancorp Stock

Amount	Certificate Number	Location
12,972	C1261	FBR

Schedule 7.4(a)
Affiliate Transactions

Receivables and Payables with Related Parties

	December 31,	September 30,
	2010	2010
Receivables from managed entities and related parties, net:

Commercial finance investment partnerships	$37,755	$41,722
Real estate investment partnerships	19,692	18,491
Financial fund management investment entities	2,538	3,065
RCC	1,615	2,811
Other	416	327
Receivables from managed entities and related parties	$62,016	$66,416

Payables due to managed entities and related parties, net:

Real estate investment entities	184	122
RCC	768	34
Payables to managed entities and related parties	$952	$156

Fees and Expenses Reimbursements With Related Parties

	Three Months Ended
	December 31,
	2010		2009
Fees from unconsolidated investment entities:
Real Estate		$3,060		$1,897
Commercial finance	$	−		$4,051
Financial Fund Management		$1,594		$1,029
RCC:
Management, incentive and servicing fees		$3,910		$2,489
Reimbursement of costs and expenses		$468		$392
Dividends		$611		$548
Resource Real Estate Opportunity REIT, Inc.. − reimbursement of costs and expenses		$433	$	−
Atlas Energy − reimbursement of net costs and expenses		$190		$259
1845 Walnut Associates Ltd - payment of rent and operating expenses		$(161)		$(148)
Ledgewood P.C. – payment for legal services		$(41)		$(156)
9 Henmar LLC – payment of broker/consulting fees		$(21)		$(25)